Exhibit 10.2

AMENDMENT AGREEMENT (this “Agreement”) dated as of April 24, 2013, among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC., a Delaware corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH (formerly known as BLITZ 06-103 GMBH), a company organized under the laws of Germany (the “German Borrower” and, together with the U.S. Borrower, the “Existing Borrowers”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower”; the Canadian Borrower, and, together with the U.S. Borrower and the German Borrower, the “Borrowers”), each Subsidiary Loan Party party hereto, the LENDER party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent under the Amended and Restated Credit Agreement dated as of February 10, 2011, among Holdings, Intermediate Holdings, the Borrowers, the Lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto (as amended and modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, Holdings, Intermediate Holdings and the Existing Borrowers desire to amend the Existing Credit Agreement and certain other Loan Documents (such term and other capitalized terms used in these recitals and not otherwise defined having the meaning set forth in Section 1 below) to reduce the Revolving Facility Commitments to $75,000,000 and make certain other changes set forth herein and in the Amended Credit Agreement (as defined below); and

WHEREAS, the undersigned Lender (the “Designated Lender”) will be, after giving effect to the occurrence of the Amendment Effective Date (as defined below), the sole Lender under the Amended Credit Agreement and has agreed to amend the Loan Documents to reflect the terms set forth herein, subject to the conditions set forth herein;

NOW, THEREFORE, Holdings, Intermediate Holdings, the Borrowers, each Subsidiary Loan Party, the Designated Lender (who also constitutes the Required Lenders) and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement referred to below or, if not defined therein, in the Existing Credit Agreement.

SECTION 2. Amendment and Restatement of the Existing Credit Agreement. Subject to the terms and conditions set forth herein, on the Amendment Effective Date, the Existing Credit Agreement shall be amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Amended Credit Agreement”), and JPMorgan Chase Bank, N.A. is hereby

[Signature Page to Amendment Agreement]

directed by the Designated Lender to enter into the following Loan Documents, in the relevant capacity as Administrative Agent and Collateral Agent, as applicable: (i) the Second Amended and Restated Collateral Agreement among the Loan Parties party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, (ii) the Amended and Restated Guarantee Agreement, among the Loan Parties and the Collateral Agent, (iii) the Amended and Restated First-Tier Subsidiary Pledge Agreement among the Loan Parties party thereto and the Collateral Agent, (iv) the ABL Intercreditor Agreement among the Loan Parties, JPMorgan Chase Bank, N.A., as Applicable First-Lien Agent (as defined therein), JPMorgan Chase Bank, N.A., as First-Lien Collateral Agent (as defined therein) and JPMorgan Chase Bank N.A., as collateral agent under the ABL Credit Agreement (the agreements referred to in clauses (i) to (iv), the “Other Principal Documents”) and (v) such other Loan Documents (including all foreign and other Security Documents contemplated by the Amended Credit Agreement (including the definition of “Collateral and Guarantee Requirement” thereunder)) set forth on Schedule 1 and to take such other actions as may be required by the Designated Lender to give effect to the transactions contemplated by this Agreement, the Amended Credit Agreement and the Other Principal Documents. From and after the Amendment Effective Date, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context otherwise requires, refer to the Existing Credit Agreement as amended and restated in the form of the Amended Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Amended Credit Agreement. The Designated Lender further consents to (and directs the Administrative Agent and the Collateral Agent, as applicable, to consent to, on behalf of the Secured Parties) the termination of or entry into (or the amendment or reaffirmation of) any Loan Document by the Administrative Agent or the Collateral Agent, as applicable (including, without limitation, (x) termination of any foreign law Security Document in effect prior to the Amendment Effective Date, (y) entry into any foreign law Security Document on the Amendment Effective Date or subsequent thereto or (z) further amendments to the Loan Documents named above) deemed necessary or advisable by the Designated Lender, to release, perfect, or continue the perfection (with the applicable priority) of, the Liens securing the Obligations or otherwise advisable based on the advice of counsel, it being agreed that the perfection and priority of the existing Security Documents shall be retained whenever possible under applicable law based on the advice of counsel.

SECTION 3. Conditions. The amendments set forth in Section 2 shall become effective on the date (“Amendment Effective Date”) when each of the following conditions has been satisfied (or waived by the Designated Lender):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent and the Designated Lender (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Designated Lender, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for Holdings, Intermediate Holdings and the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and the Designated Lender, and (ii) foreign

2

counsel as specified on Schedule 2, in each case (a) dated the Amendment Effective Date, (b) addressed to the Administrative Agent and the Designated Lender and (c) in form and substance reasonably satisfactory to the Administrative Agent and the Designated Lender and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent or the Designated Lender shall reasonably request, and each of Holdings, Intermediate Holdings, each Borrower and each Subsidiary Loan Party hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a director or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official) (where such certification is available in such Loan Party’s jurisdiction of organization) of the jurisdiction of its organization, (2) in case of a German Loan Party, certified (beglaubigt) by the commercial register (Handelsregister) or a German notary, accompanied by an up-to-date (not older than 15 days) electronic excerpt of the commercial register (elektronischer Handelsregisterauszug) or (3) otherwise certified by the Secretary or Assistant Secretary or (in the case of an English Loan Party) a director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause (c)(i),

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or memorandum and articles, partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Amendment Effective Date to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment Effective Date,

(v) if required in order to duly authorize the Transactions with respect to any Foreign Loan Party, a copy of a resolution signed by all the holders of the issued shares in such Foreign Loan Party, approving the terms of, and the transactions contemplated by, the Loan Documents to which such Foreign Loan Party is a party,

3

(vi) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vii) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of Intermediate Holdings confirming the solvency of Intermediate Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Amendment Effective Date.

(e) The Existing Borrowers shall have paid in full all of the Revolving Facility Loans outstanding under the Existing Credit Agreement, together with all accrued and unpaid fees and interest with respect to such Revolving Facility Loans and shall have terminated all Revolving Facility Commitments of all Lenders (other than the Designated Lender) under the Existing Credit Agreement. Any Letters of Credit outstanding under the Existing Credit Agreement shall have been terminated or rolled-over under the ABL Credit Agreement.

(f) The Administrative Agent shall have received all fees payable thereto on or prior to the Amendment Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP and all foreign counsel of the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(g) The Designated Lender shall have received all amounts due and payable on or prior to the Amendment Effective Date (including, to the extent invoiced, reimbursement or payment of all reasonable fees, charges and disbursements of Bingham McCutchen LLP and Blake, Cassels & Graydon LLP) required to be reimbursed in accordance with the Letter Agreement, dated as of March 15, 2013, between the Designated Lender and Intermediate Holdings.

(h) The Collateral Agent shall have received the results of a recent lien search in the jurisdictions reasonably required by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 of the Amended Credit Agreement or discharged on or prior to the Amendment Effective Date pursuant to documentation satisfactory to the Collateral Agent and the Designated Lender, and the Collateral and Guarantee Requirement with respect to the Loan Parties and their Equity Interests shall have been satisfied in form and substance satisfactory to the Collateral Agent (except as set forth in Schedule 5.10 to the Amended Credit Agreement).

4

(i) The Other Principal Documents shall have been executed and delivered by each party thereto.

(j) Except as set forth in Schedule 5.10 to the Amended Credit Agreement, all foreign and other Security Documents shall have been executed and delivered by each party thereto and all filings and other actions shall have been made or taken, in each case as is necessary to satisfy the Collateral and Guarantee Requirement under and as defined in the Amended Credit Agreement.

(k) The ABL Credit Agreement shall have been executed and delivered by each party thereto, shall be in form and substance satisfactory to the Administrative Agent and the Designated Lender, and the Closing Date shall have occurred thereunder.

SECTION 4. Certain Consequences of Effectiveness.

(a) On and after the Amendment Effective Date, subject to the terms and conditions hereof (including Section 4(b) below), the rights and obligations of the parties to the Existing Credit Agreement and each other Loan Document (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall be governed by the Amended Credit Agreement, the Other Principal Documents and each Existing Loan Document as amended hereby; provided that the rights and obligations of the parties to the Existing Credit Agreement and the other Existing Loan Documents with respect to the period prior to the Amendment Effective Date shall continue to be governed by the provisions of the Existing Credit Agreement and Existing Loan Documents prior to giving effect to this Agreement and the amendments contemplated hereby. The Existing Credit Agreement and the other Existing Loan Documents, as specifically amended hereby, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

(b) On the Amendment Effective Date, (i) the Canadian Borrower shall be included as an additional Borrower on the terms set forth in the Amended Credit Agreement, (ii) each Foreign Loan Party set forth on Schedule 3 hereto (the “Released Foreign Loan Parties”) shall automatically be released from their obligations under any Guarantee Agreement and Foreign Collateral Agreements as in effect immediately prior to the Amendment Effective Date, (iii) the liens and security interests granted, hypothecated or pledged with respect to the Released Foreign Loan Parties pursuant to the Security Documents in effect immediately prior to the Amendment Effective Date shall be automatically and irrevocably released and terminated and (iv) the Canadian Borrower and the Subsidiaries set forth on Schedule 4 hereto (the “New Foreign Loan Parties”) shall be included as additional Foreign Loan Parties on the terms set forth in the Amended Credit Agreement and the Security Documents. The Administrative Agent and the Collateral Agent, on behalf of the Secured Parties, are hereby authorized by the Borrowers, the other Loan Parties and the Designated Lender to take such actions as are necessary or advisable by the Designated Lender to effectuate and evidence the release of the Released Foreign Loan Parties from the Guarantee Agreement and the Security Documents and to terminate the Liens and security interests created by the Loan Documents on the Amendment Effective Date (including, without limitation, filing UCC-3 financing statements and similar instruments and executing releases of pledge agreements, security agreements and all other deeds, instruments and similar documents in connection therewith). The list of release documents to be entered into by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties is set forth on Schedule 1.

5

(c) In relation to the existing deed of pledge of registered shares in the capital of Momentive Performance Materials Silicones B.V. (formerly known as GE Bayer Silicones B.V.) between JPMorgan Chase Bank N.A. as pledgee and GE Bayer Silicones Holding GmbH as pledgor (currently the German Borrower) dated December 4, 2006 (the “2006 Share Pledge”),

(i) for the avoidance of doubt, the German Borrower (absorbing company and universal successor under a deed of merger pursuant to which Momentive Performance Materials Holding GmbH (formerly known as GE Bayer Silicones Holding GmbH) merged into the German Borrower) confirms for the benefit of the Secured Parties that the security created by it pursuant to the 2006 Share Pledge shall (a) remain in full force and effect notwithstanding the designation of any new document as a Loan Document or any additions, amendments, novation, substitution or supplements of or to the Loan Documents and the imposition of any amended, new or more onerous obligations under the Loan Documents in relation to any person, including but not limited to, the provisions of the Guarantee Agreement) and the amendments made to the Existing Credit Agreement and (b) continue to secure its Secured Obligations under the Loan Documents as amended (including, but not limited to, under the Guarantee Agreement);

(ii) JPMorgan Chase Bank, N.A., acting in its capacity as pledgee under the 2006 Share Pledge, and the Designated Lender hereby approve and give their consent to a second ranking right of pledge over the Security Assets (as defined in the 2006 Share Pledge) and any other security right required to be provided under or in connection with the ABL Credit Agreement; and

(iii) “Transaction Documents” as used in the 2006 Share Pledge shall have the meaning assigned to such term in the Credit Agreement dated as of December 4, 2006, among Holdings, Intermediate Holdings, the U.S. Borrower, the German Borrower, the Lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto.

SECTION 5. Effectiveness; Counterparts; Amendments. This Agreement shall become effective when copies hereof that, when taken together, bear the signatures of Holdings, Intermediate Holdings, the Borrowers, the Subsidiary Loan Parties and the Designated Lender shall have been received by the Administrative Agent (or its counsel). This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Administrative Agent, Holdings, Intermediate Holdings, the Borrowers, the Subsidiary Loan Parties and the Designated Lender. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6

SECTION 6. No Novation. This Agreement shall not extinguish the Commitments outstanding under the Existing Credit Agreement, which shall remain outstanding after the Amendment Effective Date as modified hereby. Nothing herein contained shall be construed as a substitution or novation of the Commitments outstanding under the Existing Credit Agreement, which shall remain outstanding after the Amendment Effective Date as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 of the Existing Credit Agreement as in effect immediately prior to the Amendment Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Amendment Effective Date.

SECTION 7. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Amended Credit Agreement.

SECTION 8. Applicable Law; Waiver of Jury Trial. (A) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 9.11 OF THE EXISTING CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 9. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

7

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[signature pages follow]

8

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS USA INC., as U.S. Borrower

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS GMBH (formerly known as BLITZ 06-103 GMBH), as German Borrower

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Geschäftsführer/General Manager

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, as Canadian Borrower

By:	/s/ William H. Carter
	Name:	William H. Carter
	Title:	President and Chief Executive Officer

[Signature Page to Amendment Agreement]

JUNIPER BOND HOLDINGS I LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
		Name:	William H. Carter
		Title:	Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS II LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
		Name:	William H. Carter
		Title:	Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS III LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
		Name:	William H. Carter
		Title:	Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS IV LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
		Name:	William H. Carter
		Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MPM SILICONES, LLC

By:	Momentive Performance Materials USA Inc., its sole member

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Geschäftsführer/General Manager

MOMENTIVE PERFORMANCE MATERIALS SILICONES B.V.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Managing Director

MOMENTIVE PERFORMANCE MATERIALS LTD.

By:	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Director

[Signature Page to Amendment Agreement]

MOMENTIVE PERFORMANCE MATERIALS CANADA ULC

By:	/s/ Douglas A. Johns
	Name:	Douglas A. Johns
	Title:	Secretary

[Signature Page to Amendment Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

[Signature Page to Amendment Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Designated Lender

By:	/s/ Rebecca A. Ford
	Name:	Rebecca A. Ford
	Title:	Duly Authorized Signatory

[Signature Page to Amendment Agreement]

EXHIBIT A

Amended Credit Agreement

EXECUTION VERSION

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF APRIL 24, 2013,

AMONG

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

MOMENTIVE PERFORMANCE MATERIALS USA INC.,

AS U.S. BORROWER,

MOMENTIVE PERFORMANCE MATERIALS GMBH,

AS GERMAN BORROWER,

and

MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC,

as Canadian Borrower,

THE LENDERS PARTY HERETO, AND

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-

Schedules and Exhibits

Schedule 1.01(b)	Mortgaged Properties
Schedule 1.01(d)	Subsidiary Loan Parties
Schedule 1.01(f)	Unrestricted Subsidiaries
Schedule 1.01(i)	Immaterial Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 5.10	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

Exhibit B	Form of Interest Election Notice

-vi-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 24, 2013 (this “Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), MOMENTIVE PERFORMANCE MATERIALS USA INC., a Delaware corporation (the “U.S. Borrower”), MOMENTIVE PERFORMANCE MATERIALS GMBH (formerly known as BLITZ 06-103 GMBH), a company organized under the laws of Germany (the “German Borrower”), MOMENTIVE PERFORMANCE MATERIALS NOVA SCOTIA ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower”; the Canadian Borrower, the German Borrower and the U.S. Borrower each a “Borrower” and collectively the “Borrowers”), the LENDERS party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders.

Subject to the satisfaction or waiver of the conditions set forth in the Amendment Agreement dated as of April 24, 2013 (the “Amendment Agreement”), among Holdings, Intermediate Holdings, the Borrowers, the Subsidiary Loan Parties, the Required Amendment Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the 2011 Credit Agreement (as defined below) shall be amended and restated as provided herein.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“1.5 Lien Notes” shall mean Intermediate Holdings’ 10.0% Senior Secured Notes due 2020, issued pursuant to the 1.5 Lien Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the 1.5 Lien Notes and the related registration rights agreement with substantially identical terms as the 1.5 Lien Notes.

“1.5 Lien Notes Indenture” shall mean the Indenture dated as of May 25, 2012 under which the 1.5 Lien Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“2006 Credit Agreement” shall mean the Credit Agreement dated as of December 4, 2006, as amended prior to the 2011 Credit Agreement, among Holdings, Intermediate Holdings, the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, General Electric Capital Corporation and UBS Securities LLC as co-syndication agents, J.P. Morgan Securities Inc., GE Capital Markets, Inc. and UBS Securities LLC, as joint lead bookrunning managers and J.P. Morgan Securities Inc., GE Capital Markets, Inc. and UBS Securities LLC as co-lead arrangers.

“2006 Transactions” shall mean the Transactions (as defined in the 2006 Credit Agreement).

“2011 Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of February 10, 2011, as amended prior to the Amendment Effective Date (without giving effect to the Amendment Agreement pursuant hereto), among Holdings, Intermediate Holdings, the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Joseph TriArtisan Finance LLC as joint lead arrangers.

“2011 Transactions” shall mean the Transactions (as defined in the 2011 Credit Agreement).

“ABL Available Capacity” shall mean, at any time, an amount equal to the Aggregate Revolving Facility Exposure (as defined in the ABL Credit Agreement as in effect in the date hereof) that may be utilized under the ABL Credit Agreement without triggering an Availability Trigger Event (as defined in the ABL Credit Agreement as in effect in the date hereof) at such time.

“ABL Credit Agreement” shall mean that Asset-Based Revolving Credit Agreement, dated as of April 24, 2013, by and among Holdings, Intermediate Holdings, the Borrowers, Momentive Performance Materials Quartz GMBH (as Germany Quartz Borrower), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement).

“ABL Intercreditor Agreement” shall mean (a) the ABL Intercreditor Agreement dated as of the Amendment Effective Date by and among the Borrowers, the Loan Parties, JPMorgan Chase Bank, N.A., as First-Lien Collateral Agent, JPMorgan Chase Bank, N.A., as Applicable First-Lien Agent and JPMorgan Chase Bank N.A., as collateral agent under the ABL Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time or (b) any replacement thereof that contains terms reasonably acceptable to the Collateral Agent.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Priority Lien” shall mean any Lien that (i) is senior to the Liens securing the Obligations in respect of the ABL Priority Collateral and (ii) is subordinated to the Liens securing the Obligations in respect of the Notes Priority Collateral, in each case pursuant to, and otherwise subject to the terms of, the ABL Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Collateral Agent.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1.0%, (b) the U.S. Prime Rate in effect for such day as announced from time to time and (c) the LIBO Rate for a one-month Interest Period for a deposit in U.S. Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in such rate due to a change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective as of the opening of business on the day of such change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan to the U.S. Borrower.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquired Business” shall have the meaning assigned to such term in the 2006 Credit Agreement.

“Acquisition” shall have the meaning assigned to such term in the 2006 Credit Agreement.

“Acquisition Agreement” shall have the meaning assigned to such term in the 2006 Credit Agreement.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a)(i) for any Eurocurrency Borrowing denominated in euro, the EURO LIBO Rate in effect for such Interest Period and (ii) for any Eurocurrency Borrowing denominated in a currency other than euro and Canadian Dollars, the LIBO Rate in effect for such Borrowing for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. Notwithstanding the foregoing, for purposes of Section 9.23, the term “Administrative Agent” shall mean JPMorgan Chase Bank, N.A. and any successor agent appointed pursuant to Section 8.09.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Fee Letter” shall mean that certain Administrative Fee Letter dated as of September 13, 2006, by and between Holdings and JPMCB.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Amendment Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Amendment Effective Date” shall have the meaning assigned to such term in the Amendment Agreement.

“AML Legislation” shall have the meaning assigned to such term in Section 9.23.

“Applicable Agent” shall mean (i) the Applicable Senior Collateral Agent (or other analogous term) under the ABL Intercreditor Agreement or (ii) if at any time there is no ABL Intercreditor Agreement then in effect, the Collateral Agent.

“Applicable Commitment Fee” shall mean, for any day, 3.00% per annum.

“Applicable Margin” shall mean, for any day, 6.00% per annum in the case of any Eurocurrency Revolving Loan or CDOR Rate Loan and 5.00% in the case of any ABR Revolving Loans or Canadian Prime Rate Loan.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage, immovable hypothec or lease of Real Property) to any person of any asset or assets of Intermediate Holdings or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the applicable Borrower (if required by such assignment and acceptance), in the form of Exhibit A to the 2006 Credit Agreement or such other form as shall be approved by the Administrative Agent.

“Attorney” shall have the meaning assigned to such term in Section 8.17.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the applicable Revolving Facility Maturity Date and the date of termination of the applicable Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Exposure of such Revolving Facility Lender at such time.

“Bank Certification” shall mean a letter substantially in the form as required in the decree by the German Federal Ministry of Finance (dated 20 October 2005, IV B 7 – S 2742a – 43/05 and dated 16 March 2006, IV B 7 – S 2742a – 6/06, a bilingual version of which is attached as Schedule 2.17(e)(ii) to the 2006 Credit Agreement (Form of Certification/Bescheinigung), specifying, in particular, all Security Interests that have been granted for the respective Loan, or as required in a decree by the German tax authorities changing the form of certification, if such new form of confirmation is reasonably acceptable to the Administrative Agent and the Designated Lender.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” and “Borrowers” shall have the respective meanings assigned to such terms in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type, Tranche and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans or CDOR Rate Loans, as applicable, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (i) in the case of Borrowings denominated in Dollars, $5.0 million, and (ii) in the case of Borrowings denominated in a Foreign Currency, 5.0 million units of such Foreign Currency.

“Borrowing Multiple” shall mean, in the case of any Borrowing, 500,000 units of the currency in which such Borrowing is denominated.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 to the 2006 Credit Agreement.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) payment system is not open for the settlement of payments in euro, (c) when used in connection with any Loan to the German Borrower denominated in a currency other than Dollars, the term “Business Day” shall also include any day on which banks are open for dealings in deposits in such currency in London and Frankfurt, and (d) when used in connection with any Loan to the Canadian Borrower denominated in Canadian Dollars, the term “Business Day” shall also (i) exclude any day on which banks are not open for dealings in deposits in Toronto, Ontario, but (ii) include any day on which banks are open for dealing in deposits in such currency in Toronto, Ontario.

“CAM” shall mean the mechanism for the allocation and exchange of interests in Loans and other extensions of credit under this Agreement and collections thereunder established under Article X.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of the applicable Spot Rates prevailing on the CAM Exchange Date) of the Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Obligations owed to all the Lenders (whether or not at the time due and payable).

“Canadian Benefit Plans” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Canadian Loan Parties” shall mean the Canadian Borrower and any Subsidiary of Holdings organized under the laws of Canada, or a province or territory thereof, that is or hereafter becomes a party to the Guarantee Agreement.

“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Canadian Loan Party in respect of its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” shall mean, for any period, the rate per annum determined by the Administrative Agent to be the greater of (i) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%). Any change in such rate due to a change in the “prime rate” or CDOR Rate shall be effective as of the opening of business on the day of such change in the “prime rate” or the CDOR Rate, as the case may be.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean a Loan denominated in Canadian dollars made by the Lenders to the Canadian Borrower which bears interest at a rate based on the Canadian Prime Rate.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for Intermediate Holdings and its Subsidiaries shall not include:

(a) expenditures to the extent they are made with (i) proceeds of the issuance of Equity Interests of Holdings or any other Parent Entity after the Closing Date or (ii) funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Intermediate Holdings and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Intermediate Holdings, or any Subsidiary thereof) and for which neither Intermediate Holdings nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition,

(h) the Acquisition, or

(i) the purchase of property, plant or equipment made within 15 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period and actually made within a three-year period from such sale).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real (immovable) or personal (movable) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the Amendment Effective Date shall not be included in Capital Lease Obligations after the Amendment Effective Date due to any changes in GAAP or interpretations thereunder or otherwise.

“Cash Interest Expense” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of all fees (including fees with respect to Swap Agreements) paid by, or on behalf of, Intermediate Holdings or any Subsidiary in connection with the incurrence of

Indebtedness, including such fees paid in connection with the 2006 Transactions, the 2011 Transactions or the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts included in Interest Expenses and (d) cash interest income of Intermediate Holdings and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the 2006 Transactions, the 2011 Transactions or the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.

“Cash Management Services” shall mean any cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) that are (i) in effect on the Amendment Effective Date with a counterparty that is a Lender, the Administrative Agent or the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent as of the Amendment Effective Date or (ii) entered into after the Amendment Effective Date with any counterparty that is a Lender, the Administrative Agent or the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent at the time such services are entered into.

“CDOR Rate” shall mean for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CDOR Rate Borrowing” shall mean a Borrowing comprised of CDOR Rate Loans.

“CDOR Rate Loan” shall mean a Loan denominated in Canadian Dollars made by the Lenders to the Canadian Borrower which bears interest at a rate based on the CDOR Rate.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) prior to a Qualified IPO of Intermediate Holdings, Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Intermediate Holdings, (ii) Intermediate Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of any Borrower, (iii) a majority of the seats (other than vacant seats) on the Board of Directors of (A) prior to a Qualified IPO of Intermediate Holdings, Holdings or (B) after a Qualified IPO of Intermediate Holdings, Intermediate Holdings shall at any time be occupied by persons who were neither (x) nominated by the Board of Directors of Holdings (prior to a Qualified IPO of Intermediate Holdings) or a Permitted Holder, (y) appointed by directors so nominated nor (z) appointed by a Permitted Holder, or (iv) a “change of control” (or similar event) shall occur under the Senior Subordinated Notes, any Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock (to the extent the aggregate amount of the applicable Disqualified Stock exceeds $35 million);

(b) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(c) at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in (i) in the case of a Qualified IPO of Holdings, Holdings’s and (ii) in the case of a Qualified IPO of Intermediate Holdings, Intermediate Holdings’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Equity Interests of Holdings or Intermediate Holdings, as the case may be.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any equivalent European regulation, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“CITA Borrower” shall mean any Borrower that claims tax deductions in Germany with regard to interest payable under this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean December 4, 2006.

“Closing Date Transactions” shall mean the 2006 Transactions consummated on or prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, JPMorgan Chase Bank, N.A. in its capacity as the collateral agent for the Secured Parties under this Agreement in accordance with the terms of this Agreement, and with respect to the U.S. Collateral Agreement and the First Lien Intercreditor Agreement, JPMorgan Chase Bank, N.A. acting as the initial “Applicable First Lien Representative” (as defined in the U.S. Collateral Agreement) for the benefit of the First Lien Secured Parties and the initial “Collateral Agent” (as defined in the First Lien Intercreditor Agreement), or any successor representative or collateral agent pursuant to any such document; provided that, for the avoidance of doubt, for purposes of Section 8.07 and Section 9.05, references to the Collateral Agent shall include any entity that serves as the “Applicable First Lien Representative” under the U.S. Collateral Agreement and the “Collateral Agent” under the First Lien Intercreditor Agreement. References to the “Collateral Agent” shall also include any Affiliate of JPMorgan Chase Bank, N.A. or any other person designated by JPMorgan Chase Bank, N.A., in each case acting in its capacity as “Security Trustee”, “Trustee” or “Agent” under any Security Document relating to collateral provided under the laws of any England and Wales jurisdiction, or acting in any similar capacity under any other Security Document under the laws of the United States or any other jurisdiction.

“Collateral Agent’s Liens” shall mean the Liens in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to any Collateral Agreement and the other Loan Documents.

“Collateral Agreements” shall mean (i) the Foreign Collateral Agreements and (ii) the U.S. Collateral Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Amendment Effective Date, the Collateral Agent shall have received (i) from each Domestic Loan Party a counterpart of the U.S. Collateral Agreement, duly executed and delivered on behalf of such person, (ii) from each Foreign Loan Party, a counterpart of a Foreign Collateral Agreement, duly executed and delivered on behalf of such person, (iii) from each Loan Party, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such person, (iv) from each Loan Party that owns Equity Interests of a Foreign Subsidiary Loan Party, a counterpart of a Foreign Pledge Agreement with respect to such Equity Interests owned by such Loan Party (it being understood that no more than 65% of the outstanding voting Equity Interests of any “first tier” Foreign Subsidiary owned by a Domestic Loan Party or any “first tier” Qualified CFC Holding Company owned by a Domestic Loan Party and none of the outstanding voting Equity Interests of a Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Domestic Loan Party or Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company of a Domestic Loan Party shall be pledged to secure the Domestic Obligations) and (v) from each Domestic Loan Party, a counterpart of the First-Tier Subsidiary Pledge Agreement, duly executed and delivered on behalf of such person;

(b) on the Amendment Effective Date, the Collateral Agent shall have received (i) a pledge of all the issued and outstanding Equity Interests of (A) Intermediate Holdings, (B) each Borrower, (C) each Subsidiary Loan Party and each Designated Foreign Subsidiary owned on the Amendment Effective Date directly by or on behalf of Holdings, Intermediate Holdings, any Borrower or any Subsidiary Loan Party (it being understood that, in each case, no more than 65% of the outstanding voting Equity Interests of any “first tier” Foreign Subsidiary owned by a Domestic Loan Party or any “first tier” Qualified CFC Holding Company owned by a Domestic Loan Party and none of the outstanding voting Equity Interests of a Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Domestic Loan Party or Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company of a Domestic Loan Party shall be pledged to secure the Domestic Obligations) and (ii) in the case of certificated Equity Interests required to be pledged pursuant to clause (i) above, all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) subject to Section 5.10(f), (i) all Indebtedness of each Borrower and each Subsidiary (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings and its Subsidiaries, (B) to the extent that a pledge of such promissory note or instrument would violate applicable law and (C) the Japanese Intercompany Notes) that is owing to any Loan Party, if evidenced by a promissory note or an instrument, shall have been pledged pursuant to the applicable Collateral Agreement (or other applicable Security Document as reasonably required by the Applicable Agent), it being understood that no Indebtedness of Intermediate Holdings or any Subsidiary that is owing to any Loan Party other than a Foreign Borrower shall be pledged to secure the Obligations of a Foreign Borrower, and (ii) the Applicable Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Wholly Owned Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) after the Amendment Effective Date, the Collateral Agent shall have received (i) a supplement to (A) the Guarantee Agreement and (B) the U.S. Collateral Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary, (ii) subject to Section 5.10(f), if such Domestic Subsidiary owns Equity Interests of a Foreign Subsidiary Loan Party, a counterpart of a Foreign Pledge Agreement with respect to such Equity Interests (provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary or any “first tier” Qualified CFC Holding Company directly owned by such Domestic Subsidiary be pledged to secure the Domestic Obligations), duly executed and delivered on behalf of such Domestic Subsidiary, and (iii) a supplement to the First-Tier Subsidiary Pledge Agreement or a counterpart of a Foreign Pledge Agreement, as applicable, with respect to the portion of the Equity Interests of a Foreign Subsidiary Loan Party owned by it and not being pledged pursuant to clause (ii) above, duly executed and delivered on behalf of such Domestic Subsidiary;

(e) subject to Section 5.10(f), in the case of any person that becomes a Designated Foreign Subsidiary after the Amendment Effective Date, the Collateral Agent shall have received, as promptly as practicable following such event (i) a counterpart of a Foreign Collateral Agreement, (ii) a supplement to the Guarantee Agreement, in the form specified therein, in each case duly executed and delivered on behalf of such person and (iii) a counterpart of a Foreign Pledge Agreement with respect to the Equity Interests of such Designated Foreign Subsidiary;

(f) after the Amendment Effective Date, subject to Section 5.10(f), (i) all the outstanding Equity Interests (A) issued or owned by any person that becomes a Loan Party or a Designated Foreign Subsidiary after the Amendment Effective Date and (B) all the Equity Interests that are acquired by a Loan Party after the Amendment Effective Date (including the Equity Interests of any Special Purpose Receivables Subsidiary established after the Amendment Effective Date), shall have been pledged pursuant to the applicable Security Document; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary or any “first tier” Qualified CFC Holding Company directly owned by any Domestic Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Domestic Loan Party or any Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company of a Domestic Loan Party, be pledged to secure the Domestic Obligations and (ii) the Applicable Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) subject to Section 5.10(f), except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code and PPSA financing statements and other similar statements or forms used in other relevant jurisdictions, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording on the Amendment Effective Date or, with respect to Collateral acquired after the Amendment Effective Date, concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) on the Amendment Effective Date, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01(b) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(i) on the Amendment Effective Date the Collateral Agent shall have received (i) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrowers, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on the Amendment Effective Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request;

(j) the Collateral Agent shall have received evidence of the insurance required by the terms hereof;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Amendment Effective Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean, with respect to each Lender, such Lender’s Revolving Facility Commitment or Extended Revolving Facility Commitment, as applicable.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Intermediate Holdings and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (including all fees and expenses relating thereto) including any (A) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs or acquisition integration costs, (B) up to $30,000,000 in the aggregate of transition expenses attributable to the Acquired Business becoming a business operated independently from the Seller and its affiliates in connection with the 2006 Transactions (C) expenses or charges in connection with the 2006 Transactions related to curtailments or modifications to pension and post-retirement employee benefit plans, (D) fees, expenses or charges related to any offering of Equity Interests of Holdings, Intermediate Holdings or any Parent Entity, any Investment, acquisition or incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred or so refinanced, amended or modified, as the case may be, hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments (x) made under the Acquisition Agreement or otherwise related to the 2006 Transactions (including any transition-related expenses incurred before, on or after the Closing Date) or (y) related to the Transactions, in each case, shall be excluded,

(ii) any net after-tax gain or loss from abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of abandoned, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of Intermediate Holdings) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) any increase in amortization or depreciation or any non-cash charges or other increase or reduction in Consolidated Net Income, in each case resulting from purchase accounting in connection with the 2006 Transactions or any acquisition that is consummated after the Closing Date shall be excluded,

(viii) any non-cash impairment charges or non-cash charges resulting from the amortization of intangibles, in each case arising pursuant to the application of GAAP, shall be excluded,

(ix) any non-cash expenses realized or resulting from grants and sales of stock, stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights of such person or any of its subsidiaries shall be excluded,

(x) accruals and reserves that are established or adjusted, in each case as a result of the 2006 Transactions within twelve months after the Closing Date and that are so required to be established in accordance with GAAP, and changes as a result of the adoption or modification of accounting policies in connection with the 2006 Transactions shall be excluded,

(xi) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption shall be excluded,

(xii) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(xiii) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(xiv) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52 shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Intermediate Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Intermediate Holdings as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Debt” shall have the meaning assigned to such term in Section 8.16(b).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $75 million, plus:

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(d) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of Intermediate Holdings or any Borrower and common Equity Interests of Intermediate Holdings or any Borrower issued upon conversion of Indebtedness of such person or any Subsidiary owed to a person other than Intermediate Holdings or any Borrower or Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), plus

(e) 100% of the aggregate amount of contributions to the common capital of Intermediate Holdings or any Borrower received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above); provided that Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance, plus

(f) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Intermediate Holdings or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Holdings or any Parent Entity, plus

(g) without duplication of any amounts included in the calculation of Cumulative Retained Excess Cash Flow Amount pursuant to clause (b) above, 100% of the aggregate amount received by Intermediate Holdings or any Subsidiary in cash (and the fair market value of property other than cash received by Intermediate Holdings or any Subsidiary) after the Closing Date from:

(A) the sale (other than to Intermediate Holdings or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary,

(B) any dividend or other distribution by an Unrestricted Subsidiary, or

(C) the sale of the intellectual property or other assets related primarily to the GaN Business (including interests in any joint ventures related primarily to the GaN Business), plus

(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Intermediate Holdings or any Subsidiary, the fair market value of the Investments of Intermediate Holdings or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(i) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Intermediate Holdings or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) (other than amounts thereof used to increase the amount of Investments permitted to be made pursuant to Section 6.04(j)(i)), minus

(j) any amounts used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date prior to such time, minus

(k) any amounts used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(l) the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e) prior to such time, minus

(m) payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above);

provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus

(b) for each Excess Cash Flow Interim Period ended prior to such date and after the most recently completed Excess Cash Flow Period included in (a), an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Current Assets” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Intermediate Holdings and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits and (b) in the event that a Permitted Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Intermediate Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the 2006 Transactions, the 2011 Transactions or the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Custodian” shall have the meaning assigned to such term in Section 8.17.

“Debt Service” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, the Council of the European Union Regulation 1346/2000/EC on insolvency proceedings, the German insolvency code (Insolvenzordnung), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Foreign Subsidiary” shall mean each Wholly Owned Subsidiary which is a Material Subsidiary and Foreign Subsidiary and is organized or incorporated in Canada, Germany, the Netherlands or the United Kingdom.

“Designated Lender” shall mean General Electric Capital Corporation.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Intermediate Holdings or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Revolving Facility Maturity Date then in effect; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, at any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate in effect on such date for the purchase of Dollars with such currency. The Dollar Equivalent at any time of the amount of any Loan denominated in a Foreign Currency shall be the amount most recently determined as provided in Section 1.04.

“Domestic Loan Party” shall mean any Loan Party that is not a Foreign Loan Party.

“Domestic Obligations” shall mean (a) the Obligations of the U.S. Borrower and (b) the Obligations of the Domestic Loan Parties and the other Domestic Subsidiaries in respect of Guaranteed Swap Agreements, Cash Management Services (as defined in the Guarantee Agreement) and the Overdraft Line.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary or a Qualified CFC Holding Company.

“EBITDA” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Intermediate Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of Intermediate Holdings and the Subsidiaries for such period, including state, franchise and similar taxes,

(ii) Interest Expense of Intermediate Holdings and the Subsidiaries for such period (net of interest income of Intermediate Holdings and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of Intermediate Holdings and the Subsidiaries for such period,

(iv) business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, Intermediate Holdings shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,

(v) any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliates (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $6.0 million and 1.5% of EBITDA for such four quarter period, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.00% of the value of transactions permitted hereunder and entered into by the Borrowers or any of the Subsidiaries with respect to which the Fund or any Fund Affiliates provides any of the aforementioned types of services, and

(vii) non-operating expenses.

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Intermediate Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Intermediate Holdings or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or, prior to the effectiveness of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA as in effect prior to the effectiveness of the Pension Act); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by Intermediate Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Intermediate Holdings, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (j) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EURO LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in euro, for any Interest Period, the offered rate for deposits in euros in the European interbank market for the relevant Interest Period that is determined by the Banking Federation of the European Union, and displayed on the appropriate page of the Telerate Screen, at or about 11:00 am (Brussels time) on the relevant quotation date for the delivery of euros on the first day of the relevant Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURO LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in euro are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of Intermediate Holdings and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) [omitted],

(c) (i) Capital Expenditures by Intermediate Holdings and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,

(d) Capital Expenditures that Intermediate Holdings or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) Intermediate Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of Intermediate Holdings and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by Intermediate Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of Intermediate Holdings and the Subsidiaries for such Applicable Period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by Intermediate Holdings during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than Intermediate Holdings or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of Intermediate Holdings and the Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by Intermediate Holdings and the Subsidiaries or did not represent cash received by Intermediate Holdings and the Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital for such Applicable Period,

(b) all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following

Applicable Period of Intermediate Holdings specified in the certificate of Intermediate Holdings provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Applicable Period,

(d) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e) any extraordinary or nonrecurring gain realized in cash during such Applicable Period,

(f) to the extent deducted in the computation of EBITDA, cash interest income, and

(g) the aggregate amount of items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by Intermediate Holdings or any Subsidiary or (ii) such items do not represent cash paid by Intermediate Holdings or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the day following the end of the most recently ended Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean any of (i) the two-quarter period ended December 31, 2007 and (ii) each fiscal year of Intermediate Holdings, commencing with the fiscal year of Intermediate Holdings ending on December 31, 2008, as the context may require; provided, that for purposes of determining the Cumulative Retained Excess Cash Flow Amount, the periods, each taken as a single accounting period, (x) beginning on January 1, 2006 and ending on December 31, 2006 and (y) beginning on January 1, 2007 and ending on December 31, 2007 shall each be deemed to be an Excess Cash Flow Period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(f).

“Excluded Taxes” shall mean, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) any income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America, the Federal Republic of Germany or Canada (or any political subdivision, state or locality of any of them) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in (or being resident in) such jurisdiction for tax purposes (provided that no such person shall be deemed to be located or engaged in a trade or business in the United States or the Federal Republic of Germany solely as a result of lending under this Agreement), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, and any taxes imposed by the Federal Republic of Germany on a Lender on the basis of sec. 50a para. 7 German Income Tax Act by way of deduction at the source of the relevant income if such withholding tax assessment is caused by the Lender’s failure to comply with its Tax obligations in Germany (such Lender being obliged to declare in good faith and on the basis of reasonable inquiries if it has complied with its Tax obligations), (c) in the case of a Lender making a Loan to any Borrower, any tax (including any backup withholding tax or other tax required to be deducted or withheld at source) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to such Borrower (or designates a new lending office) (or, in the case of taxes that would be payable on the basis of the Loans being secured by German real estate (for the avoidance of doubt, including such taxes imposed on the basis of section 50a para 7 German Income Tax Act), notwithstanding that no Loans will be secured by German real estate as of the Closing Date, and whether or not any Loans are secured by German real estate at the time such Lender becomes a party to such Loan, any such tax that is in effect and would apply to amounts payable hereunder to such Lender at the later of (i) the time such Lender becomes a party to such Loan to such Borrower (or designates a new lending office) or (ii) the time such Loan is secured by such German real estate), except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new lending office (for the absence of doubt, other than the lending office at the time such Lender becomes a party to such Loan) was entitled, at the time of such assignment or designation of a new lending office, respectively, to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(f) or (g) with respect to such Loan and (d) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender (other than an event described in clause (a) or (b) of the definition of Change in Law and other than as a result of any actions taken by a Loan Party) in the case of clause (a), (b), (c) and (d), together with any and all interest and penalties related thereto.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Revolving Facility Loans” shall mean Revolving Facility Loans made by one or more Lenders to the U.S. Borrower or a Foreign Borrower pursuant to Section 2.01(d).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Extension Assumption Agreement” shall mean an Extension Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Designated Lender, among any Borrower, the Administrative Agent and one or more Extending Lenders.

“Facility” shall mean the Revolving Credit Facility.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean the Commitment Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person and in the case of a Foreign Loan Party, also means each person performing similar duties as the foregoing (including any director of a Foreign Loan Party).

“Financial Performance Covenant” shall mean the covenant of Intermediate Holdings and its Subsidiaries set forth in Section 6.11.

“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan Chase Bank, N.A., as collateral agent, the Administrative Agent, as authorized representative for the Secured Parties, and The Bank of New York Mellon Trust Company, N.A., as authorized representative for the Notes Obligations Secured Parties, as the same may be amended, supplemented, restated, modified or waived from time to time in accordance with the terms thereof.

“First Lien Notes” shall mean (a) the Initial First Lien Notes, (b) any Future First Lien Notes and (c) any refinancing, refunding, renewal or extension of any Initial First Lien Notes or Future First Lien Notes; provided that, in connection with any such refinancing, refunding, renewal or extension, (i) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) such Indebtedness does not mature before the First Lien Notes being refinanced and (iii) if such Indebtedness is secured by Liens on the Collateral that are pari passu with the Liens securing the Obligations, such Liens on the Collateral securing such Indebtedness shall be subject to the First Lien Intercreditor Agreement. Notes issued in exchange for any First Lien Notes in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such First Lien Notes shall also be considered First Lien Notes.

“First Lien Obligations” shall mean the Obligations, the Notes Obligations and the Other First Lien Obligations.

“First Lien Secured Parties” shall mean the Secured Parties, the Notes Obligations Secured Parties and the Other First Lien Secured Parties.

“First-Tier Subsidiary Pledge Agreement” shall mean the Amended and Restated First-Tier Subsidiary Pledge Agreement dated the Amendment Effective Date among the Subsidiaries party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Borrowers” shall mean the Canadian Borrower and the German Borrower.

“Foreign Collateral Agreement” shall mean one or more security agreements, charges, hypothecs, mortgages or pledges with respect to the Collateral (other than Pledged Collateral or Collateral that is subject to a Mortgage) of a Foreign Subsidiary Loan Party, each in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Currency” shall mean euro, Canadian Dollars, Sterling and Swiss francs.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Lending Office” shall mean, as to any Revolving Facility Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Revolving Facility Loans to a Foreign Borrower.

“Foreign Loan Party” shall mean any Loan Party that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary, governed by the law of the jurisdiction of organization of such Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary be pledged to secure the Domestic Obligations.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean any Subsidiary Loan Party that is a Foreign Subsidiary.

“Fund” shall mean Apollo Management VI, L.P.

“Fund Affiliates” shall mean (i) each Affiliate of the Fund (together with the Fund, the “Apollo Sponsors”), (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P. and (iii) any person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsor, provided, in the case of this clause (iii), that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of Intermediate Holdings.

“Fund Termination Fees” shall have the meaning specified in Section 6.07(b)(xiv).

“Future First Lien Notes” shall have the meaning assigned to such term in Section 6.01(cc).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of Intermediate Holdings) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“GaN Business” shall mean the assets and activities of Intermediate Holdings and its Subsidiaries relating primarily to the development and production of gallium nitride, including through joint ventures.

“GECC” shall mean General Electric Capital Corporation.

“German Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“German Collateral Document” shall mean, individually and collectively as the context may require, each pledge agreement, security agreement, guarantee or other agreement that is entered into by any German Loan Party or any person who is the holder of Equity Interests in any German Loan Party in favor of the Collateral Agent and/or the Secured Parties, and any other pledge agreement, security agreement or other agreement entered into pursuant to the terms of the Loan Documents that is governed by the laws of Germany, in each case in form and substance reasonably satisfactory to the Collateral Agent and entered into pursuant to the terms of this Agreement or any other Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“German Loan Parties” shall mean, the German Borrower and each other Subsidiary of the German Borrower organized under the laws of Germany that is or hereafter becomes a party to the Guarantee Agreement.

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guaranteed Swap Agreement” shall mean any Swap Agreement that (i) was in effect on the Closing Date with a counterparty that is a Lender, the Collateral Agent or the Administrative Agent or an Affiliate of a Lender, the Collateral Agent or the Administrative Agent as of the Closing Date or (ii) is or was entered into after the Closing Date with any counterparty that is a Lender, the Collateral Agent or the Administrative Agent or an Affiliate of a Lender, the Collateral Agent or the Administrative Agent at the time such Swap Agreement is entered into.

“Guarantee Agreement” shall mean the Amended and Restated Guarantee Agreement, dated as of the Amendment Effective Date, among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings PIK Note” shall have the meaning assigned to such term in the 2006 Credit Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary (other than (i) the Borrowers and (ii) Japan Acquisition Co.) (a) identified on Schedule 1.01(i) or (b) that is designated as an Immaterial Subsidiary hereunder after the Amendment Effective Date by prior written notice to the Administrative Agent; provided, in each case of (a) or (b), that a Subsidiary shall only be permitted to be an Immaterial Subsidiary so long as (x) that, as of the last day of the fiscal quarter of Intermediate Holdings most recently ended, (a) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets and revenues representing in excess of 5.0% of total revenues of Intermediate Holdings and the Subsidiaries on a consolidated basis as of such date and (b) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets and revenues representing in excess of 10.0% of total revenues of Intermediate Holdings and the Subsidiaries on a consolidated basis as of such date and (y) Intermediate Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Intermediate Holdings, certifying to the best of such officer’s knowledge, compliance with the requirements of clause (x). Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice to the Administrative Agent.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the amortization of OID, the payment of interest in the form of additional Indebtedness with the same terms and the accretion of OID.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $100.0 million over (b) the principal amount of Indebtedness incurred pursuant to Section 6.01(cc).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany current liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean any of the persons identified in writing to the Administrative Agent by the Borrowers on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrowers from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated November 2006, as modified or supplemented prior to the Closing Date.

“Initial First Lien Notes” shall mean the $1.1 billion in an aggregate principal amount of First-Priority Senior Secured Notes due 2020 issued pursuant to the Initial First Lien Notes Indenture and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the Initial First Lien Notes Indenture and the related registration rights agreement with substantially identical terms as the Initial First Lien Notes.

“Initial First Lien Notes Indenture” shall mean the Indenture dated as of October 25, 2012 under which the Initial First Lien Notes were issued, among MPM Escrow LLC and MPM Escrow Finance Corp. and the trustee named therein, as amended by that certain supplemental indenture dated as of November 16, 2012 under which Intermediate Holdings assumed the obligations under the Initial First Lien Notes, as further amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Election Request” shall mean a request by a Borrower to convert or continue Revolving Facility Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit B.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than Intermediate Holdings, a Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Intermediate Holdings and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing or CDOR Rate Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurocurrency Borrowing or CDOR Rate Borrowing is converted to an ABR Borrowing or Canadian Prime Rate Borrowing, as applicable, in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Japan Acquisition Co.” shall mean Momentive Performance Materials Japan LLC (formerly known as Momentive Performance Materials Japan GK), a company organized under the laws of Japan.

“Japanese Intercompany Notes” shall mean, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“Japanese Subsidiary” shall mean any Subsidiary organized and existing under the laws of Japan.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Joseph TriArtisan Finance LLC, in their capacities as joint lead arrangers.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 hereto, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, or (ii) a Lender having notified a Borrower and/or the Administrative Agent in writing that it does not intend to comply with its obligations under Section 2.06.

“Letter of Credit Facility” shall mean any facility or arrangement established by Intermediate Holdings or any Subsidiary pursuant to which letters of credit will be issued by financial institutions for the account of Intermediate Holdings or any Subsidiary, which, for the avoidance of doubt, such facility or arrangement may include, without limitation, any revolving credit facility, any cash-collateralized letter of credit facility, any “synthetic” letter of credit facility, or any similar or other arrangement or combination thereof.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars and euros), for any Interest Period, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1.0%) of the offered rates for deposits in U.S. Dollars (or, as applicable, such other currency) with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which

U.S. Dollar (or such other currency) deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period (and with respect to Eurocurrency Borrowings in Sterling on the first day of such Interest Period); provided, however, that (a) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (b) if Reuters Screen LIBOR01 shall at any time no longer exist and if the Administrative Agent has failed to designate an alternative page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered U.S. Dollar deposits of $5,000,000 (or deposits in any other applicable currency in the U.S. Dollar Equivalent Amount thereof) and for a maturity comparable to such Interest Period at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in immediately available funds in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Amendment Agreement, the Security Documents and any Promissory Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02 and 7.01 hereof, the Administrative Fee Letter.

“Loan Parties” shall mean Holdings, Intermediate Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans.

“Local Time” shall mean New York City time; provided, however, that, with respect to any notice given to or by, or any payment made to or by, a Foreign Borrower in respect of Loans denominated in a currency other than Dollars, “Local Time” shall mean London time.

“Majority Lenders” shall mean, at any time, Lenders having (a) Revolving Facility Loans outstanding and (b) Available Unused Commitments that taken together represent more than 50% of the sum of (x) all Revolving Facility Loans outstanding and (y) the total Available Unused Commitments at such time.

“Management Group” shall mean the group consisting of the directors, executive officers and other key management personnel of Holdings (prior to a Qualified IPO of Intermediate Holdings), Intermediate Holdings and its Subsidiaries, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings (prior to a Qualified IPO of Intermediate Holdings) or Intermediate Holdings or the Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of Holdings (prior to a Qualified IPO of Intermediate Holdings), Intermediate Holdings or a Subsidiary, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other key management personnel of Holdings (prior to a Qualified IPO of Intermediate Holdings) or Intermediate Holdings and its Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or Intermediate Holdings or a Subsidiary, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of Holdings, Intermediate Holdings and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Agents and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the Credit Events on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean, “Material Adverse Effect” as defined in the Acquisition Agreement.

“Material Indebtedness” shall mean Indebtedness in each case of any one or more of Intermediate Holdings or any Subsidiary, in an aggregate principal amount exceeding $50.0 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01(b) and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, immovable hypothecs, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit D to the 2006 Credit Agreement (with such changes or in such other form as reasonably consented to by the Collateral Agent and the applicable Loan Party to account for local law matters), as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Intermediate Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by any Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(ii)), (e), (f), (h), (i), (j), (m), (p) or (q)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by any Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and a Borrower shall deliver a certificate of a Responsible Officer of such Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth such Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of such Borrower and its Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt (such portion of the proceeds, the “Reinvestment Proceeds”), then such Reinvestment Proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of the Reinvestment Proceeds are not so used within such 15-month period but within such

15-month period are contractually committed to be used, such proceeds shall be used within a period of three years from the receipt thereof, and, upon the termination of such contract or expiration of the three-year period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million, (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million, and (z) at any time during the three-year reinvestment period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Senior Secured Leverage Ratio is less than or equal to 2.00 to 1.00, up to $75.0 million of such proceeds shall not constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Borrower or any Affiliate of any Borrower shall not constitute an expense that is deducted from gross proceeds, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Notes” shall mean the First Lien Notes, the Springing Lien Notes, the 1.5 Lien Notes and the Senior Subordinated Notes.

“Notes Obligations” shall have the meaning assigned to such term in the U.S. Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Notes Obligations whether or not allowed in such proceeding.

“Notes Obligations Secured Parties” shall mean each holder of Notes Obligations.

“Notes Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Notes Priority Lien” shall mean any Lien on the Collateral that is pari passu with the Lien securing the Obligations, in each case pursuant to, and otherwise subject to the terms of, the First Lien Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Collateral Agent.

“Obligations” shall mean (a) for purposes of the definition of “Domestic Obligations”, “Obligations” as defined in the Guarantee Agreement and (b) for all other purposes in this Agreement, “Loan Document Obligations” as defined in the Guarantee Agreement.

“Offering Memorandum” shall mean the Offering Memorandum, dated October 11, 2012, in respect of the First Lien Notes.

“Other First Lien Obligations” shall have the meaning assigned to such term in the U.S. Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Other First Lien Obligations whether or not allowed in such proceeding.

“Other First Lien Secured Parties” shall mean each holder of Other First Lien Obligations.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording or registration or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes described in clause (a), clause (b) and, to the extent any Borrower has reasonably requested applicable certificates and/or forms from the Lender, clause (c)(y) of the definition of Excluded Taxes and, for the avoidance of doubt, not taxes on amounts payable to Lenders hereunder that would be imposed on Lenders as a result of the provision of German real estate as Collateral).

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Parallel Debt” shall have the meaning assigned to such term in Section 8.16(b).

“Parent Entity” shall mean any direct or indirect parent of Intermediate Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Collateral Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $20.0 million, Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party by merger, shall be merged or amalgamated into a Borrower or a Subsidiary Loan Party or, if required by Section 5.10, become upon consummation of such acquisition a Subsidiary Loan Party, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrowers or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 4.50% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $202.5 million.

“Permitted Cure Securities” shall mean any equity securities of Holdings other than Disqualified Stock upon which all dividends or distributions (if any) shall, prior to 91 days after the latest Revolving Facility Maturity Date then in effect, be payable solely in additional shares of such equity security.

“Permitted Holder” shall mean any of (i) the Fund and the Fund Affiliates, (ii) the Seller and its Affiliates and (iii) the Management Group and any family member of or family trust established by a member of the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, Canada or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (b) above) in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions by a Subsidiary pursuant to which such Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other Person, or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto including all contracts and all guarantees or other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables

Assets; provided that (A) recourse to Intermediate Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Intermediate Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), (B) the aggregate Receivables Net Investment in respect of Japanese Subsidiaries outstanding at any time shall not exceed an amount equal to the excess of (1) $80 million over (2) the sum of (x) the aggregate VAT Receivables Net Investment in respect of Japanese Subsidiaries outstanding as of such time and (y) the aggregate Receivables Net Investment in respect of Subsidiaries other than Japanese Subsidiaries outstanding at such time, and (C) the aggregate Receivables Net Investment in respect of Subsidiaries other than Japanese Subsidiaries outstanding at any time shall not exceed $30 million.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not shorter than the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 90 days after the latest Revolving Facility Maturity Date then in effect (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced (other than the Senior Subordinated Notes) is subordinated in right of payment to the Obligations under this Agreement or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (A) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party, (B) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party and (C) in respect of the Senior Subordinated Notes may be refinanced with Indebtedness secured by a Lien so long as such Lien constitutes a Second-Priority Lien hereunder and (ii) other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Intermediate Holdings, any Subsidiary or any ERISA Affiliate, or (iii) in respect of which Intermediate Holdings, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreements.

“PPSA” shall mean the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Proceeds of Crime Act” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereto.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger or consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Designated Lender and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of Intermediate Holdings or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Intermediate Holdings determines are reasonable as set forth in a certificate of a Financial Officer of Intermediate Holdings (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made other than pursuant to Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made other than pursuant to Section 6.11, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Intermediate Holdings and may include for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, adjustments appropriate to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the 2006 Transactions). Intermediate Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Intermediate Holdings setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination on which the Financial Performance Covenant otherwise applies, that Intermediate Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of Intermediate Holdings and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and

Intermediate Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Intermediate Holdings to such effect, together with all relevant financial information.

“Pro Forma EBITDA” shall have the meaning assigned to such term in Section 3.05(a).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall mean, with respect to any Revolving Facility Lender at any time, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Lenders’ Pro Rata Shares shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments.

“Projections” shall mean the projections of Intermediate Holdings and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Intermediate Holdings or any of the Subsidiaries prior to the Closing Date.

“Promissory Note” shall have the meaning assigned to such term in Section 2.09(e).

“Qualified CFC Holding Company” shall mean a person (a) that is a Wholly Owned Subsidiary of a Domestic Loan Party and (b) who has no material assets other than Equity Interests in Foreign Subsidiaries that are CFCs or other Qualified CFC Holding Companies.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings, Intermediate Holdings or any Parent Entity which generates cash proceeds of at least $50.0 million.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Person” shall mean means any person or entity related to a major shareholder (in the meaning of the German thin capitalisation rules) of a CITA Borrower within the meaning of Sec. 1 para 2 of the German Foreign Relations Tax Act (Außensteuergesetz), other than the relevant CITA Borrower itself.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans outstanding and (b) Available Unused Commitments, that taken together, represent more than 50% of the sum of (x) all Loans outstanding and (y) the total Available Unused Commitments at such time. The Loans and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is greater than 1.50:1.00 but less than or equal to 2.00:1.00, such percentage shall be 25%, and (b) if the Senior Secured Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is less than or equal to 1.50:1.00, such percentage shall be 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (and in respect of a Foreign Loan Party, any director of such Foreign Loan Party acting in such capacity) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retained Excess Cash Flow Overfunding” shall mean, with respect to any Excess Cash Flow Period (the “Reference Excess Cash Flow Period”), (a) at any time occurring prior to the delivery of financial statements pursuant to Section 5.04 for such Reference Excess Cash Flow Period, an amount equal to the amount by which (i) the product of (x) the Excess Cash Flow for the most recently ended Excess Cash Flow Interim Period and (y) the Retained Percentage for such Excess Cash Flow Interim Period is less than (ii) the product of (x) the Excess Cash Flow for the Excess Cash Flow Interim Period immediately preceding the period described in clause (a)(i) that ended during such Reference Excess Cash Flow Period and (y) the Retained Percentage for such Retained Excess Cash Flow Period and (b) at any time occurring following the delivery of financial statements pursuant to Section 5.04 for the Reference Excess Cash Flow Period and prior to delivery of financial statements pursuant to Section 5.04 for the Excess Cash Flow Interim Period immediately succeeding such Reference Excess Cash Flow Period, an amount equal to the amount by which (i) the product of (x) the Excess Cash Flow for such Reference Excess Cash Flow Period and (y) the Retained Percentage for such Reference Excess Cash Flow Period is less than (ii) the product of (x) the Excess Cash Flow for the most recently ended Excess Cash Flow Interim Period and (y) the Retained Percentage for such Excess Cash Flow Interim Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolving Credit Facility” shall mean the Revolving Facility Commitments (including any Extended Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The amount of each Revolving Facility Lender’s Revolving Facility Commitment as of the Amendment Effective Date is set forth on Schedule 2.01 hereto, or in the Assignment and Acceptance or Extension Assumption Agreement pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment (or Extended Revolving Facility Commitment), as applicable. The aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitments as of the Amendment Effective Date is $75.0 million.

“Revolving Facility Exposure” shall mean, with respect to the Revolving Credit Facility at any time, the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans outstanding under the Revolving Credit Facility at such time. The Revolving Facility Exposure of any Revolving Facility Lender under the Revolving Credit Facility at any time shall be the product of (x) such Lender’s Pro Rata Share and (y) the aggregate Revolving Facility Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Extending Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01.

“Revolving Facility Maturity Date” shall mean (a) with respect to the Revolving Facility Commitments in effect on the Amendment Effective Date, December 3, 2014, and (b) with respect to any other Tranche of Revolving Facility Commitments, the maturity date specified therefor in the applicable Extension Assumption Agreement establishing such Revolving Facility Commitments.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean (i) the Intercreditor Agreement dated as of November 16, 2012, as supplemented as of the date hereof, by and among the Domestic Loan Parties, JPMorgan Chase Bank, N.A., as First Lien Collateral Agent, JPMorgan Chase Bank, N.A., as collateral agent under the ABL Credit Agreement, The Bank of NY Mellon Trust Company, N.A., as collateral agent under the 1.5 Lien Notes, and The Bank of

NY Mellon Trust Company, N.A., as collateral agent under the Springing Lien Notes, as amended, restated, supplemented or otherwise modified from time to time, (ii) the Intercreditor Agreement dated as of May 25, 2012, as supplemented as of the date hereof, by and among the Domestic Loan Parties, JPMorgan Chase Bank, N.A., as First Lien Collateral Agent, JPMorgan Chase Bank, N.A., as collateral agent under the ABL Credit Agreement, and The Bank of NY Mellon Trust Company, N.A., as collateral agent under the 1.5 Lien Notes, as amended, restated, supplemented or otherwise modified from time to time, or (iii) any replacements thereof that contain terms not materially less favorable to the Lenders than the intercreditor agreement referred to in clause (i) or (ii) or that are otherwise reasonably acceptable to the Collateral Agent.

“Second-Priority Lien” shall mean any Lien that is subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, the Second Lien Intercreditor Agreement or any other intercreditor agreement reasonably satisfactory to the Collateral Agent (it being understood that a Second-Priority Lien may be senior to, pari passu with, or junior to, any other Second-Priority Lien).

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreements (other than the Notes Obligations Secured Parties and the Other First Lien Secured Parties).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreements, the Foreign Pledge Agreements, the First-Tier Subsidiary Pledge Agreement, the Guarantee Agreement, the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and each of the security agreements, intercreditor agreements, hypothecs and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Seller” shall have the meaning assigned to such term in the 2006 Credit Agreement.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Intermediate Holdings most recently ended as of such date, all determined for Intermediate Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP; provided, that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Subordinated Notes” shall mean Intermediate Holdings’s 11.500% Senior Subordinated Notes due 2016, issued pursuant to the Senior Subordinated Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of December 4, 2006 under which the Senior Subordinated Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Special Purpose Receivables Subsidiary” shall mean a Subsidiary of Intermediate Holdings established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, Intermediate Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, Intermediate Holdings or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Law.

“Spot Rate” shall mean, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent, the Borrowers and the Designated Lender, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers and the Designated Lender, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Springing Lien Notes” shall mean Intermediate Holdings’s (i) Dollar-denominated 9.0% Second-Priority Springing Lien Notes due 2021 and (ii) euro-denominated 9.5% Second-Priority Springing Lien Notes due 2021, in each case issued pursuant to the Springing Lien Notes Indenture, and any notes issued by Intermediate Holdings in exchange for, and as contemplated by, the Springing Lien Notes and the related registration rights agreement with substantially identical terms as the Springing Lien Notes.

“Springing Lien Notes Indenture” shall mean the Indenture dated as of November 5, 2010 under which the Springing Lien Notes were issued, among Intermediate Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any central bank, monetary authority, the Board or other Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, expressed in the case of each such requirement as a decimal. Such reserves shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset, fee or similar requirement.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a direct or indirect subsidiary of Intermediate Holdings (including the Borrowers). Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.06, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Subsidiary listed on Schedule 1.01(d) on the Amendment Effective Date and (b) each additional Subsidiary that satisfies the Collateral and Guarantee Requirement after the Amendment Effective Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Intermediate Holdings or any of the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Intermediate Holdings and its Subsidiaries then most recently ended for which financial statements are available (taken as one accounting period).

“Total Senior Secured Net Debt” shall mean, as of any date, (a) the aggregate principal amount of Consolidated Debt of Intermediate Holdings and the Subsidiaries outstanding at such date secured by a Lien (other than (i) any Second-Priority Lien and other Indebtedness of a Subsidiary that is not a Loan Party secured only by a Lien on assets of a Subsidiary that is not a Loan Party and (ii) Liens on property or assets held in a defeasance or similar trust or arrangement), less (b) without duplication, the Unrestricted Cash and Permitted Investments of Intermediate Holdings and the Subsidiaries on such date. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Tranche” shall mean a category of Commitments and extensions of credit thereunder.

“Transactions” shall mean, collectively, (a) the entering into of the Amendment Agreement and the other Loan Documents on the Amendment Effective Date, (b) the entering into of the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement) on the Amendment Effective Date, (c) the securing of the Initial First Lien Notes on the Amendment Effective Date, (d) the payment of all fees and expenses in connection herewith or therewith to be paid on, prior to or subsequent to the Amendment Effective Date and (e) the other transactions consummated in connection herewith or therewith.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the ABR, the Canadian Prime Rate and the CDOR Rate.

“UBS” shall mean UBS Loan Finance LLC.

“UBS Preferred Stock” shall mean the preferred stock issued on the Closing Date by Holdings to UBS Securities LLC having the terms set forth in Exhibit N to the Acquisition Agreement.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of any of the Loan Parties that would not appear as “restricted” on a consolidated balance sheet of any of the Loan Parties.

“Unrestricted Subsidiary” shall mean (i) any subsidiary identified on Schedule 1.01(f) and (ii) any subsidiary that is designated as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that Intermediate Holdings and the Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Intermediate Holdings or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by Intermediate Holdings or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04, and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Notes and all Permitted Refinancing Indebtedness in respect thereof and, to the extent any Disqualified Stock has terms and conditions consistent with the Notes, all such Disqualified Stock. Any Unrestricted Subsidiary may be designated to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) such Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of such Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations and information required by the preceding clause (iii).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“U.S. Borrower Subsidiary” shall mean any Subsidiary of the U.S. Borrower that (a) is not a Foreign Subsidiary, a Qualified CFC Holding Company or a subsidiary listed on Schedule 1.01(a) to the 2006 Credit Agreement and (b) is a Subsidiary Loan Party.

“U.S. Collateral Agreement” shall mean the Second Amended and Restated Collateral Agreement, dated as of Amendment Effective Date, among Holdings, Intermediate Holdings, the U.S. Borrower, each Subsidiary Loan Party party thereto and JPMorgan Chase Bank, N.A., as collateral agent for the Secured Parties (as defined therein), as may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Lending Office” shall mean, as to any Revolving Facility Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Revolving Facility Loans to the U.S. Borrower.

“U.S. Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its offices in New York City; each change in the U.S. Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“VAT Receivables” shall mean accounts receivable representing refunds owed by Governmental Authorities to any Subsidiary for value added taxes paid by or in respect of such Subsidiary in prior periods.

“VAT Receivables Net Investment” shall mean, with respect to any Subsidiary, the aggregate cash amount paid by the purchasers under any factoring of VAT Receivables by such Subsidiary pursuant to Section 6.05(q) in connection with such purchasers’ purchase of VAT Receivables or interests therein, as the same may be reduced from time to time by collections with respect to such VAT Receivables or otherwise in accordance with the terms of the definitive documentation for such factoring transactions (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such VAT Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such VAT Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Intermediate Holdings and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if any Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Borrower that the Required Lenders or the Designated Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transactions. Each of the representations and warranties of Holdings, Intermediate Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the 2006 Transactions, the 2011 Transactions and the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents. (a) For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04 or 6.05, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) (i) [Reserved].

(ii) The Administrative Agent shall determine the Dollar Equivalent of any Revolving Facility Borrowing denominated in a Foreign Currency as of (A) a date on or about the date on which the Administrative Agent receives a Borrowing Request in respect of such Borrowing using the Spot Rate in effect on the date of determination, (B) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (C) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent (as directed by the Designated Lender), using the Spot Rate in effect (x) in the case of clauses (A) and (B) above, on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and (y) in the case of clause (C) above, on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.04(b)(ii). The Administrative Agent

(as directed by the Designated Lender) shall in addition determine the Dollar Equivalent of any Borrowing denominated in any Foreign Currency as of the CAM Exchange Date as set forth in Section 10.01.

(iii) The Administrative Agent shall notify the Borrowers and the Lenders of each calculation of the Dollar Equivalent of each Revolving Facility Borrowing.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, including, without limitation, Section 4.01(d):

(a) [reserved].

(b) each Revolving Facility Lender agrees to make Revolving Facility Loans from time to time during the Availability Period (x) in Dollars from its U.S. Lending Office to the U.S. Borrower, (y) in Dollars and Foreign Currencies from its Foreign Lending Office to the Canadian Borrower and (z) in Dollars and Foreign Currencies (other than Canadian Dollars) from its Foreign Lending Office to the German Borrower, in each case in an aggregate principal amount that will not result in any of the following: (i) such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment at such time; (ii) the total Revolving Facility Exposure exceeding the total Revolving Facility Commitments at such time; or (iii) the total Revolving Facility Exposure to the U.S. Borrower exceeding $15.0 million at any time.

(c) [reserved].

(d) each Lender having an Extended Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Extension Assumption Agreement, to make Extended Revolving Facility Loans to the U.S. Borrower, the Canadian Borrower or the German Borrower, as applicable, as the case may be, in a Dollar Equivalent aggregate principal amount not to exceed its Extended Revolving Facility Commitment.

(e) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

(f) All Revolving Facility Loans outstanding on and as of the Amendment Effective Date after giving effect to the Transactions shall remain outstanding hereunder on the terms set forth herein, except as otherwise provided herein.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Tranche, same currency and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing by the U.S. Borrower shall be comprised entirely of ABR Loans or Eurocurrency Loans as the U.S. Borrower may request in accordance herewith, (ii) each Borrowing by the German Borrower shall be comprised entirely of Eurocurrency Loans and (iii) each Borrowing by the Canadian Borrower shall be comprised entirely of CDOR Rate Loans, Canadian Prime Rate Loans or Eurocurrency Loans as the Canadian Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan, Eurocurrency Loan, CDOR Rate Loan or Canadian Prime Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing or CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of 10 Eurocurrency Borrowings or a total of 10 CDOR Rate Borrowings outstanding to any Borrower under any Tranche of Loans.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date of the applicable Tranche.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (other than with respect to a request made by a German Borrower which shall be made in writing by hand delivery or electronic means) (a) in the case of a Eurocurrency Borrowing or a CDOR Rate Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing (including the applicable Tranche);

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of Borrowings by the U.S. Borrower, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Borrowing by the Canadian Borrower, whether such Borrowing is to be a CDOR Rate Borrowing, a Canadian Prime Rate Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing or CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of any Borrowing by the U.S. Borrower is specified, then the requested Borrowing shall be an ABR Borrowing. If no election as to the Type of Borrowing by the Canadian Borrower is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or CDOR Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower as specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable

Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of a Borrowing by the U.S. Borrower, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of a Borrowing by the German Borrower or the Canadian Borrower, the greater of (i) the Administrative Agent’s cost of funds and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a Borrower, (x) in the case of a Borrowing by the U.S. Borrower, the interest rate applicable to ABR Loans at such time, (y) in the case of a Borrowing by the German Borrower, the Administrative Agent’s cost of funds and (z) in the case of a Borrowing by the Canadian Borrower, the interest rate applicable to Canadian Prime Rate Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower pays such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (subject to the restrictions set forth in this Agreement) and, in the case of a Eurocurrency Borrowing or CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect (subject to the restrictions set forth in this Agreement) to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of Borrowings by the U.S. Borrower, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Borrowing by the Canadian Borrower in Canadian Dollars, whether the resulting Borrowing is a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (i) in the case of a Borrowing by the U.S. Borrower, converted to an ABR Borrowing, (ii) in the case of a CDOR Rate Borrowing, converted to a Canadian Prime Rate Borrowing and (iii) in the case of a Borrowing by the German Borrower or a Eurocurrency Borrowing by the Canadian Borrower, continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Designated Lender, so notifies the Borrowers, then, so long as an Event of Default is continuing (w) no outstanding Borrowing by the U.S. Borrower may be converted to or continued as a Eurocurrency Borrowing, (x) unless repaid, each such Eurocurrency Borrowing shall be (1) in the case of a Borrowing by the U.S. Borrower, converted to an ABR Borrowing (2) in the case of a Borrowing by the German Borrower or the Canadian Borrower, continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration, (y) (1) no outstanding Canadian Prime Rate Borrowing may be converted to a CDOR Rate Borrowing and (2) no outstanding CDOR Rate Borrowing may be continued as a CDOR Rate Borrowing and (z) unless repaid, each such CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments of each Tranche shall terminate on the applicable Revolving Facility Maturity Date for such Tranche.

(b) The U.S. Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided, that (i) each reduction of any Tranche of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of any such Tranche of the Revolving Facility Commitments) and (ii) the U.S. Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to such termination or reduction and any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Exposure would exceed the Revolving Facility Commitments.

(c) The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of any Revolving Facility Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent and the Lenders on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Tranche of the Revolving Facility Commitments shall be permanent. Each reduction of any Tranche of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments of such Tranche.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender to such Borrower on the applicable Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans to such Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Tranche made by it be evidenced by a promissory note (a “Promissory Note”). In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by such Lender and reasonably acceptable to such Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Loans. (a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) Prior to the repayment of any Loan, the applicable Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Revolving Credit Facility.

(b) [Reserved].

(c) [Reserved].

(d) Subject to paragraph (g) below, in the event and on such occasion that the Revolving Facility Exposure exceeds the Revolving Facility Commitments, then the Borrowers shall immediately prepay Revolving Facility Borrowings in an aggregate amount equal to such excess.

(e) [Reserved].

(f) [Reserved].

(g) If as a result of changes in currency exchange rates, on any date of determination required pursuant to Section 1.04 (each, a “Revaluation Date”), the Revolving

Facility Exposure exceeds the Revolving Facility Commitments, the Borrowers shall within five days of such Revaluation Date prepay Revolving Facility Borrowings in an aggregate amount such that the applicable exposure does not exceed the applicable Commitment or other amount set forth above.

SECTION 2.12. Fees. (a) Each Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which all the Revolving Facility Commitments shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of the applicable Tranche of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) [Reserved].

(c) [Reserved].

(d) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Administrative Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Margin.

(d) The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate plus the Applicable Margin.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (e) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(f) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans in respect of any Tranche, upon termination of the Revolving Facility Commitments in respect of such Tranche; provided, that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate, LIBO Rate or EURO LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Designated Lender that the Adjusted LIBO Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the

Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) in the case of a Borrowing by the U.S. Borrower, an ABR Borrowing or (B) in the case of a Borrowing by the German Borrower, a Eurocurrency Borrowing with an Interest Period of one month’s duration or (C) in the case of a Borrowing by the Canadian Borrower, a Canadian Prime Rate Loan and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as (A) in the case of a Borrowing by the U.S. Borrower, an ABR Borrowing or (B) in the case of a Borrowing by the German Borrower, a Eurocurrency Borrowing with an Interest Period of one month’s duration or (C) in the case of a Borrowing by the Canadian Borrower, a Canadian Prime Rate Borrowing.

(b) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Designated Lender that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Canadian Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Canadian Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (y) if any Borrowing Request requests a CDOR Rate Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.

SECTION 2.16. Break Funding Payments. (a) In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of Section 2.20), (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) In the event of (i) the payment of any principal of any CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any CDOR Rate Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Canadian Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Canadian Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Canadian Dollar deposits of a comparable amount and period from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Canadian Borrower and shall be conclusive absent manifest error. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by each Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by an Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent and/or applicable Agent or Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Agent or Lender.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Loan Party (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Loan Party to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (f)(i) with respect to any withholding Tax imposed by any jurisdiction other than the United States, Canada or the Federal Republic of Germany if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(ii) Bank Certification for Purposes of Sec. 8a German Corporate Income Tax Act (Körperschaftsteuergesetz).

(A) For tax filings for its fiscal years which begin prior to January 1, 2008 and for which the German interest ceiling rules (Zinsschranke) according to Sec. 4h German Income Tax Act (Einkommensteuergesetz) and Sec. 8a German Corporate Tax Act (Körperschaftsteuergesetz) are not applicable, each CITA Borrower may request, from each Lender in writing (the “Bank Certification Request”) a Bank Certification setting out which security has been granted to the Lenders in relation to the Obligations of the relevant CITA Borrower. A Bank Certification Request may be made (i) after the signing of this Agreement; or (ii) following a request for an updated Bank Certification made of the relevant CITA Borrower by a German tax authority.

(B) A Bank Certification Request shall contain a draft of such Bank Certification, detailing guarantees, security interests, restrictions and other relevant information as required by the form of Bank Certification as set out in Schedule 2.17(e)(ii) to the 2006 Credit Agreement and the express confirmation of the relevant CITA Borrower that the draft Bank Certification is accurate, complete and not misleading. A Bank Certification request shall further include an express confirmation that the Collateral Agent and each Lender is released from its obligation arising under applicable banking secrecy in this regard by the Loan Parties and by all security providers, guarantors or joint debtors which are not a Loan Party and which are mentioned in the Bank Certification.

(C) The Lenders shall be obliged to issue a Bank Certification as soon as reasonably practical upon the Administrative Agent’s receipt of a Bank Certification Request but no earlier than within 20 Business Days thereof.

(D) Each CITA Borrower shall provide to the Collateral Agent and to each Lender such information as the Administrative Agent or that Lender may require (acting reasonably) in relation to a Bank Certification including but not limited to information about any shareholder holding a substantial participation in the meaning of Section 8a para 3 of the German Corporate Income Tax Act, or any person related thereto in the meaning of Section 1 para 2 of the German Foreign Relations Tax Act.

(E) The Bank Certification is provided solely to assist the CITA Borrowers in demonstrating the absence of any back to back financing to the German tax authorities and may not be relied on in any other circumstances by any Loan Party or any third party. No Lender is responsible for examining the tax position, or for achieving any tax treatment of any Borrower, any shareholder of any Borrower or the Related Parties or for achieving any particular tax treatment of the Borrowers, the shareholders of the Borrowers or the Related Parties and no

Borrowers, shareholders of the Borrowers or Related Parties may make any claim against a Lender in respect of or in connection with the Bank Certification irrespective of its accuracy.

(F) The Borrowers shall indemnify and hold harmless each Lender against claims of other Borrowers and third parties, including without limitation the German tax authorities, in connection with the Bank Certification.

(G) If the German tax authorities require a CITA Borrower to provide, in addition to the Bank Certification, further evidence or information, or publish a new standard form of confirmation, or if the CITA Borrower reasonably requests further evidence or information in order to avoid any disadvantage for the CITA Borrower with respect to its tax treatment, the Administrative Agent (as directed by the Designated Lender) and the Lenders shall, upon receipt of a written request of the relevant CITA Borrower detailing these circumstances, consider in good faith to what extent it is reasonably practical for it or for the Lenders to support the CITA Borrower in this regard. For the avoidance of doubt, no Lender shall be under any obligation to release any of its Security Interests. The CITA Borrower requesting further evidence or information shall indemnify and hold harmless the Lender from any out-of-pocket expenses (including legal fees) resulting from or in connection with assistance or support under this paragraph (f)(ii).

(H) Neither the Bank Certification nor any assistance or support provided in accordance with this paragraph (f)(ii) shall constitute the provision by a Lender of any legal or tax advice to any other party in respect of the application of the German thin capitalisation regime (Sec. 8 a CITA and administrative guidance issued in respect thereof) or otherwise in respect of the Facilities Agreement.

(I) The Bank Certification shall only contain factual information. It shall be of a descriptive nature only and shall not amend any Loan Document or other document or waive any rights of a Lender thereunder.

(J) The Borrowers shall bear and, therefore, are obliged to reimburse to the Lenders the out-of-pocket expenses reasonably incurred by the Lenders and the Administrative Agent in relation with the grant of the Bank Certification according to this paragraph (f)(ii).

(g) Each Lender shall deliver to each applicable Borrower (or such other relevant Loan Party) and the Administrative Agent on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower (or such other relevant Loan Party) or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W- 8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate, signed under penalties of perjury, to the effect that such Lender (and any relevant direct or indirect owner of such Lender) qualifies for such exemption and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower (or such other relevant Loan Party) to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify each applicable Borrower (or such other relevant Loan Party) at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or such other relevant Loan Party) (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender shall deliver to each applicable Borrower (or such other relevant Loan Party) and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(h) If an Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17 or sets off such amounts against a tax liability due, it shall pay over such refund (or, to the extent practicable, such set-off amount) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund or set-off), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by such Agent or such Lender, as applicable, in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or set-off); provided, that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund or set-off to such Governmental Authority. This Section 2.17(h) shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (as directed by the Designated Lender), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents of (i) principal and interest in respect of any Loan shall be made in the currency in which such Loan is denominated and (ii) any other amount shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent (as directed by the Designated Lender) shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied: (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto (irrespective of the maturity of the corresponding Revolving Facility Loan) in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Borrower shall have received the prior written consent of the Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Designated Lender shall have granted their consent, then the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and the Designated Lender; provided, that: (a) all Obligations of the applicable Borrower owing to such Non-Consenting Lender (including accrued Fees and all other amounts payable to it hereunder) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the applicable Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after such Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment. For the avoidance of Doubt, the Administrative Agent shall have independent discretion, without the direction from the Designated Lender, with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Section 2.19(c).

SECTION 2.20. [Reserved].

SECTION 2.21. Extended Commitments. (a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Notwithstanding anything to the contrary in Section 2.10(d), 2.11(a) or 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by any Borrower to all Revolving Facility Lenders, on a pro rata basis (based on the aggregate outstanding Revolving Facility Commitments) and on the same terms (“Pro Rata Extension Offers”), each Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments and to otherwise modify the terms of such Lender’s Loans and/or Commitments pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that all the Revolving Facility Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between any Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an extended Revolving Facility Commitment for such Lender (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”)).

(f) The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Extension Assumption Agreement and such other documentation as the Administrative Agent (as directed by the Designated Lender) shall reasonably specify to evidence the Extended Revolving Facility Commitments of such Extending Lender. Each Extension Assumption Agreement shall specify the terms of the applicable Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees and final maturity, any Extended Revolving Facility Commitment shall be (x) a Revolving Facility Commitment to make revolving loans with the same terms as then existing Revolving Facility Loans or (y) a Revolving Facility Commitment to make revolving loans with terms as shall be reasonably satisfactory to the Administrative Agent (as directed by the Designated Lender) and (v) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments or commitment reductions hereunder. Upon the effectiveness of any Extension Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent (as directed by the Designated Lender) with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, such Extending Lender will be deemed to have an Extended Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment; provided that any tranche of Extended Revolving Facility Commitments, as the case may be, shall be in a minimum principal amount of $10.0 million (or such lesser amount that is acceptable to the Administrative Agent and the Designated Lender), (iii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Facility Commitment implemented thereby, (v) no consent of any Lender or Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) and (vi) all Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.

(i) Each Extension shall be consummated pursuant to procedures set forth in the applicable Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent (as directed by the Designated Lender) prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension.

SECTION 2.22. [Reserved].

ARTICLE III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01 and on the Amendment Effective Date, each of Holdings, Intermediate Holdings and each of the Borrowers represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, Intermediate Holdings and the Material Subsidiaries (a) is (i) a partnership, limited liability company or corporation duly organized, validly existing and (ii) in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan

Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code or PPSA financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, Canadian Intellectual Property Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. The audited consolidated balance sheet and related statements of operations and cash flows of Intermediate Holdings for the three fiscal years ended December 31, 2012, which consolidated balance sheets and related statements of operations and cash flows have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants (which opinion is not qualified as to scope of audit or as to the status of Intermediate Holdings or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Intermediate Holdings on a consolidated basis in accordance with GAAP.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2012, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Intermediate Holdings and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 3.07(b), each of Intermediate Holdings and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Intermediate Holdings and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Intermediate Holdings and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to any of the foregoing necessary for the present conduct of its business, without any conflict (of which Intermediate Holdings or any Subsidiary has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Acquired Business, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c) as of the Amendment Effective Date.

(d) As of the Amendment Effective Date, none of Intermediate Holdings or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Amendment Effective Date.

(e) None of Intermediate Holdings or the Subsidiaries is obligated on the Amendment Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted by Section 6.02 or 6.05.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Intermediate Holdings and, as to each such subsidiary, the percentage of Equity Interests owned by Intermediate Holdings or by any such subsidiary.

(b) As of the Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, Intermediate Holdings or any of the Subsidiaries, except rights of the Seller or of employees to purchase Equity Interests of Holdings in connection with the 2006 Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or, to the knowledge of Holdings, Intermediate Holdings or any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings, Intermediate Holdings or any Borrower, threatened in writing against or affecting Holdings, Intermediate Holdings or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, Intermediate Holdings, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings, Intermediate Holdings or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings, Intermediate Holdings or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. Each of the Borrowers will use the proceeds of the Revolving Facility Loans solely for general corporate purposes.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdings, Intermediate Holdings and the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Each of Holdings, Intermediate Holdings and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Amendment Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Intermediate Holdings or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Amendment Effective Date, with respect to each of Holdings, Intermediate Holdings and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or a general industry nature) (the “Information”) concerning Holdings, Intermediate Holdings, the Subsidiaries, the Acquired Business, the 2006 Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or any Agent in connection with the 2006 Transactions or the other transactions contemplated thereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of Holdings, Intermediate Holdings, any of the Subsidiaries or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the 2006 Transactions or the other transactions contemplated thereby (i) have been prepared in good faith based upon assumptions believed by Holdings, Intermediate Holdings or such Subsidiary to be reasonable at the time made (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date, and (ii) if delivered prior to the Closing Date, as of the Closing Date, have not been modified in any material respect by Intermediate Holdings or such Subsidiary.

SECTION 3.15. Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Intermediate Holdings, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $35.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Intermediate Holdings or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Intermediate Holdings or any Subsidiary to tax; and (vi) none of Intermediate Holdings or the Subsidiaries and the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of Intermediate Holdings and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of Intermediate Holdings or any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan, that would reasonably be expected to result in liability to Intermediate Holdings, any of the Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Plan of Intermediate Holdings, any Subsidiary or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to Intermediate Holdings, any Subsidiary or any of the ERISA Affiliates in excess of $35.0 million, nor has any Plan of Intermediate Holdings, any Subsidiary or any of the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) that has or would reasonably be expected to result in a Material Adverse Effect.

(e) On the Amendment Effective Date, no Canadian Loan Party maintains any Canadian Benefit Plan or Canadian Pension Plan other than those set forth on Schedule 3.15. There is no solvency or other deficiency or any unfunded liability with respect to any Canadian Pension Plan currently or previously maintained by a Canadian Loan Party that has or would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Canadian Pension Plans and the Canadian Benefit Plans have each been administered, funded and invested in accordance with the terms of the particular plan, all applicable laws including, where applicable, the Canadian Income Tax Act and pension standards legislation, and the terms of all applicable collective bargaining agreements and employment contracts and (ii) all employee and employer payments, contributions or premiums required to be withheld, made, remitted or paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan and all other amounts that are due to the pension fund of any Canadian Pension Plan from a Loan Party or an Affiliate have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement or employment contract and all applicable laws.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, claim, demand, request for information, order, complaint or penalty has been received by Holdings, Intermediate Holdings or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Holdings’s, Intermediate Holdings’s or any Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Holdings, Intermediate Holdings or any of its Subsidiaries, (ii) each Borrower and each of the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrowers’ knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by any Borrower or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, Intermediate Holdings or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower or any of the Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, Intermediate Holdings or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which Holdings, Intermediate Holdings or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent and the Lenders prior to the date hereof.

SECTION 3.17. Security Documents. (a) The U.S. Collateral Agreement and the First-Tier Subsidiary Pledge Agreement is effective to create in favor of the Collateral Agent thereunder (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. In the case of the certificated Pledged Collateral described in the U.S. Collateral Agreement and First-Tier Subsidiary Pledge Agreement, when certificates or promissory notes, as applicable, representing such certificated Pledged Collateral are delivered to the Applicable Agent pursuant to the terms of the Intercreditor Agreements, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the Intellectual Property (as defined in the U.S. Collateral Agreement)), when financing statements and other necessary filings are filed in the applicable offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the applicable Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except Permitted Liens).

(b) When the U.S. Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent thereunder (for the benefit of the Secured Parties) shall have a fully perfected (subject to Permitted Liens) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all material United States Intellectual Property (as defined in the US. Collateral Agreements), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications, copyright applications and registered copyrights acquired by the grantors after the Amendment Effective Date) (except Permitted Liens).

(c) Each Foreign Pledge Agreement and each Foreign Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law. In the case of the certificated Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such certificated Pledged Collateral are delivered to the Applicable Agent pursuant to the Intercreditor Agreements and, in the case of the Collateral described in a Foreign Collateral Agreement, when filings are made or notices given to third parties, as applicable, in the appropriate offices in each relevant jurisdiction, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the applicable Obligations, in each case prior and superior in right to any other person (subject to Permitted Liens), subject to (A) registration of undisclosed pledges and, where applicable, pledges of tangible assets with governmental tax authorities, (B) recordation of notarial share pledges in the relevant shareholder registers, (C) execution and recordation of notarial mortgages in the relevant land registries, (D) recordation of intellectual property pledges with the relevant intellectual property registers and (E) notification of debtors of certain receivables and (F) any other exceptions explicitly set forth in the relevant Foreign Pledge Agreement or Foreign Collateral Agreement (it being understood the terms of the relevant Foreign Pledge Agreement or Foreign Collateral Agreement may explicitly provide that some or all of such actions need not be undertaken).

(d) Notwithstanding anything herein (including in this Section 3.17) or in any Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements and Foreign Collateral Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises. (a) The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, all material Real Property owned by any of the Loan Parties as of the Amendment Effective Date and the addresses thereof (except as set forth therein). As of the Amendment Effective Date, each of the Loan Parties owns in fee all the Real Property set forth as being owned by such person on such schedules to the Perfection Certificate.

(b) The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, as of the Amendment Effective Date, all material Real Property leased by any of the Loan Parties as of the Amendment Effective Date and the addresses thereof and the leases pursuant to which the Real Property is leased (except as set forth therein). As of the Amendment Effective Date, each of the Loan Parties has in all material respects valid leases in all the Real Property set forth as being leased by such person on such schedules to the Perfection Certificate.

SECTION 3.19. Solvency. (a) On the Amendment Effective Date, immediately after giving effect to the Transactions, (i) the fair value of the assets of Intermediate Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of Intermediate Holdings and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Intermediate Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Intermediate Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Intermediate Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Intermediate Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Amendment Effective Date.

(b) On the Amendment Effective Date, none of Holdings, Intermediate Holdings or any Borrower intends to, and none of Holdings, Intermediate Holdings or any Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, Intermediate Holdings or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, Intermediate Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, Intermediate Holdings or any of the Subsidiaries or for which any claim may be made against Holdings, Intermediate Holdings or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, Intermediate Holdings or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the 2006 Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Intermediate Holdings or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, Intermediate Holdings or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, Intermediate Holdings and the Subsidiaries as of the Amendment Effective Date. As of such date, such insurance is in full force and effect.

SECTION 3.22. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.23. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Intermediate Holdings and the Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of Intermediate Holdings and each Borrower, none of Intermediate Holdings or the Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such person, is interfering with, infringing upon, misappropriating or otherwise violating any intellectual property rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Intermediate Holdings and each Borrower, threatened.

SECTION 3.24. Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Holdings PIK Note, the Senior Subordinated Notes Indenture and under the documentation governing any other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or such other Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness.

ARTICLE IV

Conditions of Lending

SECTION 4.01. All Credit Events. The obligations of the Lenders to make Loans (a “Credit Event”) are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) In the case of a Borrowing, the Lenders shall only be obligated to make a Loan hereunder if a Loan (as defined in the ABL Credit Agreement as in effect on the date hereof) in an aggregate principal amount equal to such proposed Borrowing were to be incurred under the ABL Credit Agreement, the Aggregate Revolving Facility Exposure (as defined in the ABL Credit Agreement as in effect on the date hereof) would exceed 80% of the ABL Available Capacity under the ABL Credit Agreement at such time, after giving effect to such proposed Loan on a pro forma basis; provided, that, at any time the Aggregate Revolving Facility Exposure is below 80% of the ABL Available Capacity, the Borrowers under the ABL Credit Agreement shall first make a borrowing of loans under the ABL Credit Agreement in an amount that will cause the Aggregate Revolving Facility Exposure to equal at least 80% of the ABL Available Capacity before the Borrowers may make a Borrowing hereunder.

Each such Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

SECTION 4.02. [Reserved].

ARTICLE V

Affirmative Covenants

Each of Intermediate Holdings and the Borrowers covenants and agrees with each Lender that until the Commitments have been terminated or have expired and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) shall have been paid in full (other than contingent amounts not yet due), unless the Designated Lender shall otherwise consent in writing, such person will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary that is not a Borrower, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that and except as otherwise permitted under Section 6.05, Intermediate Holdings may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Intermediate Holdings or a Wholly Owned Subsidiary of Intermediate Holdings in such liquidation or dissolution, except that, unless otherwise permitted by Section 6.05, Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 5.02. Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Applicable Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as required by applicable law, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Collateral Agent, the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Intermediate Holdings and the Borrowers, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Collateral Agent, the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Intermediate Holdings or any Subsidiary or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Intermediate Holdings or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) [Reserved];

(b) On or prior to the date that is the earliest to occur of (A) 95 days after the end of each such fiscal year, (B) the date a report for such fiscal year on Form 10-K is required to be delivered to the SEC and (C) the date on which the financial statements described below in this paragraph (b) are filed with the SEC, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Intermediate Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Intermediate Holdings or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Intermediate Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Intermediate Holdings of annual reports on Form 10-K of Intermediate Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such annual reports include the information specified herein);

(c) on or prior to the date that is, in the case of each of the first three fiscal quarters of each fiscal year, the earliest of (A) 50 days after the end of such quarter, (B) the date a report for such fiscal quarter is required to be filed with the SEC on Form 10-Q and (C) the date on which the financial statements described below in this paragraph (c) are filed with the SEC, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Intermediate Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Intermediate Holdings on behalf of Intermediate Holdings as fairly presenting, in all material respects, the financial position and results of operations of Intermediate Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Intermediate Holdings of quarterly reports on Form 10-Q of Intermediate Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(c) to the extent such quarterly reports include the information specified herein);

(d) (x) concurrently with any delivery of financial statements under paragraphs (b) or (c) above, a certificate of a Financial Officer of Intermediate Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance with the Financial Performance Covenant, regardless of whether it is then being tested, (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term Immaterial Subsidiary, (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary, (v) setting forth computations and other information in reasonable detail of the Cumulative Credit as of the end of the applicable fiscal quarter and any application of the Cumulative Credit to investments, dividends and other payments during such quarter and (vi) concurrently with any delivery of financial statements under paragraph (b) above, if the accounting firm is not restricted from providing such a certificate by its policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default with respect to the Financial Performance Covenant (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(e) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent or the Designated Lender, other materials filed by Intermediate Holdings or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (e) shall be deemed delivered for purposes of this Agreement when posted to the public website of Intermediate Holdings or publicly available through the EDGAR System;

(f) within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of Intermediate Holdings and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Intermediate Holdings to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) upon the reasonable request of the Collateral Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10;

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Intermediate Holdings or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent or the Designated Lender may reasonably request (for itself or on behalf of any Lender);

(i) in the event that in respect of any Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit Intermediate Holdings, Holdings or any Parent Entity to report at Holdings’s or such Parent Entity’s level on a consolidated basis such consolidated reporting at Holdings’s or such Parent Entity’s level, as applicable, in a manner consistent with that described in paragraphs (b) and (c) of this Section 5.04 for Intermediate Holdings and its Subsidiaries (together with a reconciliation showing the adjustments necessary to determine compliance by Intermediate Holdings and its Subsidiaries with the Financial Performance Covenant) will satisfy the requirements of such paragraphs;

(j) promptly upon request by the Administrative Agent or the Designated Lender, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Intermediate Holdings, any Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent or the Designated Lender shall reasonably request and, with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plans;

(k) promptly upon Intermediate Holdings or any Borrower becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, Intermediate Holdings and the applicable Borrower shall deliver to Administrative Agent a summary of such facts and circumstances and any action Intermediate Holdings or the applicable Borrower or other Subsidiary intends to take regarding such facts or conditions;

(l) (i) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that Intermediate Holdings, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Intermediate Holding, any Subsidiary or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan; provided that if Intermediate Holdings, any Subsidiary or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, Intermediate Holdings, any Subsidiary or any ERISA Affiliate shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(m) Promptly upon such reports being made available to the lenders under the ABL Credit Agreement, from time to time, copies of such reports not covered by any other paragraph of this Section 5.04 that are provided to the lenders under ABL Credit Agreement, including, without limitation, borrowing base reports, field examinations and collateral audits.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Intermediate Holdings or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Intermediate Holdings or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Intermediate Holdings or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws . Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or the Designated Lender or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Intermediate Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Intermediate Holdings or the applicable Subsidiary, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or the Designated Lender or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Intermediate Holdings or the Borrowers to discuss the affairs, finances and condition of Intermediate Holdings or any of its Subsidiaries with the officers thereof and independent accountants therefor (in each case set forth in this Section 5.07, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. In the case of each of the Borrowers, use the proceeds of the Revolving Facility Loans solely for general corporate purposes.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent (subject to Section 8.01(a)) may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, in each case subject to paragraph (f) below.

(b) If any asset (other than Real Property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by any Loan Party or is pledged to secure the obligations under the ABL Credit Agreement after the Amendment Effective Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(f) or the Security Documents) (i) notify the Collateral Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and, to the extent required under the applicable Security Documents, perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c) Promptly notify the Collateral Agent of the acquisition of and grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and mortgages in such Real Property of any Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Amendment Effective Date and having a value at the time of acquisition in excess of (i) in the case of Real Property located in the United States, $10.0 million, and (ii) in the case of Real Property located outside the United States, $40.0 million (or $10.0 million in the case of Real Property located in Canada, Germany, the Netherlands or the United Kingdom) or to the extent pledged to secure the obligations under the ABL Credit Agreement, pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (f) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the applicable Subsidiary shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, and a survey.

(d) If any additional Subsidiary is formed or acquired after the Amendment Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within ten Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as required by applicable law or as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, in each case subject to paragraph (f) below.

(e) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code, PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any Security Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any Real Property held by any of the Subsidiaries as a lessee under a lease,

(ii) any vehicle,

(iii) cash, deposit accounts and securities accounts other than to the extent constituting ABL Priority Collateral,

(iv) any Equity Interests owned on or acquired after the Amendment Effective Date (other than Equity Interests in any Borrower or, in the case of any person which is another Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) with respect to contractual obligations, such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests are not Holdings or any Subsidiary, (B) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary,

(v) any assets owned or acquired after the Amendment Effective Date, to the extent that, and for so long as, taking such actions would violate applicable law or an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets owned on the Amendment Effective Date or acquired with Indebtedness of the type permitted pursuant to Section 6.01(i)),

(vi) (A) entities that become Subsidiaries (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary being designated as a Subsidiary being deemed to constitute the acquisition or formation of a Subsidiary) after the Amendment Effective Date if the Collateral Agent, after consultation with Intermediate Holdings, shall reasonably determine that the costs of obtaining a guarantee of the applicable Obligations from such entities is excessive in relation to the value to be afforded to the Lenders thereby or (B) those assets as to which the Collateral Agent, after consultation with Intermediate Holdings, shall reasonably determine that the costs of obtaining or perfecting a security interest in such assets are excessive in relation to the value of the security to be afforded thereby, in each case taking into account the costs and legal and practical difficulties of obtaining such guarantees and security from Foreign Subsidiaries, including (x) the costs of obtaining such guarantee or security interest, or perfecting such security interest, in relation to the value of the credit support to be afforded thereby, (y) general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization, retention of title claims and similar principles and (z) the fiduciary duties of directors, contravention of legal prohibitions or risk of personal or criminal liability on the part of any officer,

(vii) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents, or

(viii) perfection of any security interest in receivables or other Collateral to the extent such perfection would require notice to customers of Intermediate Holdings and the Subsidiaries prior to the time that an Event of Default has occurred and is continuing; or

(ix) all assets that would constitute ABL Priority Collateral at any time that are not pledged to secure ABL Obligations (as defined in the ABL Intercreditor Agreement) at such time;

provided, that, upon the reasonable request of the Collateral Agent, Intermediate Holdings shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above; and provided, further, that no Indebtedness (including Long-term Interest Bearing Receivables) of Intermediate Holdings or any Subsidiary that is owing to any Loan Party other than a Foreign Borrower shall be pledged to secure the Obligations of a Foreign Borrower or any guarantees thereof.

(g) Complete on or prior to the date that is 60 days after the Amendment Effective Date (or such longer time as the Administrative Agent shall permit, as directed by the

Designated Lender), all actions necessary in order to perfect the security interests of the Secured Parties set forth on Schedule 5.10, including clause 1 of Schedule 5.10 with respect to the Mortgaged Properties.

Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (x) the Collateral Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Amendment Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrowers that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (y) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Collateral Agent and the Borrowers and (z) Liens shall be granted pursuant to the Collateral and Guarantee Requirement on all assets that have been pledged to secure the obligations under the ABL Credit Agreement, except as otherwise provided by this Section 5.10.

SECTION 5.11. Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Each of Intermediate Holdings and each Borrower covenants and agrees with (i) in the case of Section 6.11, each Lender under the Revolving Credit Facility and (ii) in the case of all Sections of this Article VI other than Section 6.11, each Lender, that until the Commitments have been terminated or have expired and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) have been paid in full (other than contingent amounts not yet due), unless (x) in the case of Section 6.11, the Majority Lenders under the Revolving Credit Facility and (y) in the case of all Sections of this Article VI other than Section 6.11, the Designated Lender shall otherwise consent in writing, such person will not, and will not permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Amendment Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not an Affiliate of any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness in whole (and not in part);

(c) Indebtedness pursuant to Swap Agreements;

(d) Indebtedness of Intermediate Holdings or any Subsidiary owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Intermediate Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of Intermediate Holdings or any Subsidiary to Intermediate Holdings or any other Subsidiary; provided, that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings and the Subsidiaries to finance working capital needs of the Subsidiaries, (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to Intermediate Holdings or any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall, if legally permissible, be subordinated to the Obligations and the Guarantees of the Obligations on terms reasonably satisfactory to the Collateral Agent;

(f) Indebtedness of Intermediate Holdings or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to Intermediate Holdings or the applicable Subsidiary of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with Intermediate Holdings or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, amalgamation or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.75 to 1.00;

(i) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by Intermediate Holdings or any Subsidiary prior to or within 270 days after any acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) otherwise permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed the greater of $225.0 million and 5.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by Intermediate Holdings or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of Intermediate Holdings or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $225.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(l) (i) Indebtedness in respect of the ABL Credit Agreement in an aggregate principal amount outstanding at the time of incurrence not to exceed $300 million, (ii) Indebtedness in respect of the First Lien Notes in an aggregate principal amount not to exceed $1,100 million, (iii) Indebtedness in respect of the 1.5 Lien Notes in an aggregate principal amount not to exceed $250 million, (iv) Indebtedness in respect of the Springing Lien Notes in an aggregate principal amount not to exceed (A) $1,160,687,000 in the case of the Dollar-denominated 9.0% Second-Priority Springing Lien Notes due 2021 and (B) Euro 150 million in the case of the euro-denominated 9.5% Second-Priority Springing Lien Notes due 2021, (v) Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $382 million and (vi) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m) Guarantees (i) by Intermediate Holdings or any of the Subsidiary Loan Parties of the Indebtedness described in paragraph (l) of this Section 6.01, so long as any Guarantee of the Senior Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof is subordinated to the Obligations and Guarantees of the Obligations substantially on terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes, (ii) by Intermediate Holdings any Borrower or any Subsidiary Loan Party of any Indebtedness of any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement (provided that any Borrower or Subsidiary Loan Party that provides a guarantee of any Notes or the ABL Credit Agreement shall also provide a guarantee of the Obligations), (iii) by Intermediate Holdings, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Intermediate Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party, and (v) by any Subsidiary of Indebtedness of Subsidiaries that are not Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) or 6.01(w) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations and the Guarantees of the Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is subordinated to the Obligations pursuant to the Senior Subordinated Notes Indenture;

(n) Indebtedness arising from agreements of Intermediate Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the 2006 Transactions and any Permitted Business Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p) Indebtedness of Intermediate Holdings or any Subsidiary supported by a letter of credit issued under the ABL Credit Agreement or (subject to Section 6.01(bb)) the Letter of Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness incurred by Intermediate Holdings, any Borrower or any Subsidiary Loan Party; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 3.75 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate amount of Indebtedness outstanding under this clause (s) shall not exceed the greater of $90.0 million and 10.0% of the consolidated assets of the Subsidiaries that are not Loan Parties, measured at the time of such incurrence;

(t) unsecured Indebtedness in respect of obligations of Intermediate Holdings or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of Intermediate Holdings or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings;

(w) Indebtedness of Intermediate Holdings or any Subsidiary incurred (i) under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) and (ii) under lines of credit or overdraft facilities (1) extended by one or more financial institutions reasonably acceptable to the Administrative Agent and the Designated Lender and (in each case) established for the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Overdraft Line may be secured as, but only to the extent permitted by Section 6.02(b) and the Security Documents and/or (2) extended by lenders under and/or pursuant to the terms of the ABL Credit Agreement;

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $225.0 million or 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(y) Indebtedness consisting of promissory notes issued by Intermediate Holdings or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Intermediate Holdings or any Parent Entity permitted by Section 6.06;

(z) Indebtedness consisting of obligations of Intermediate Holdings or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the 2006 Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(aa) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (cc);

(bb) Indebtedness in respect of any Letter of Credit Facility (including any letters of credit issued thereunder), in an aggregate principal amount outstanding at any time not to exceed $30.0 million; and

(cc) (i) Indebtedness of the Domestic Loan Parties issued after the Amendment Effective Date that is secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations (such Indebtedness, “Future First Lien Notes”) or that is secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or that is unsecured and the aggregate principal amount of which does not exceed the Incremental Amount; provided that (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the 91 days following the latest Revolving Facility Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (B) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not materially more restrictive to the Loan Parties than those set forth in the Initial First Lien Notes Indenture or this Agreement (provided that a certificate of the Responsible Officer of Intermediate Holdings delivered to the Administrative Agent in good faith at least three (3) Business Days (or such shorter period as the Administrative Agent (as directed by the Designated Lender) may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Intermediate Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement), and (ii) refinancings of any such Indebtedness constituting First Lien Notes that comply with the requirements under clause (i) hereof or other Permitted Refinancing Indebtedness.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (cc) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (cc), the Borrowers shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Intermediate Holdings or any Subsidiary existing on the Amendment Effective Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Amendment Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Intermediate Holdings or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien on the Amendment Effective Date, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $25.0 million in the aggregate (plus (A) any accrued and unpaid interest in respect of Indebtedness incurred by Intermediate Holdings or any Subsidiary under the Overdraft Line and (B) any accrued and unpaid fees and expenses owing by Intermediate Holdings or any Subsidiary under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all the Loan Documents;

(c) any Lien on any property or asset of Intermediate Holdings or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any property or assets of Intermediate Holdings or any of the Subsidiaries other than property securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date (and refinancings thereof) and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Intermediate Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Intermediate Holdings or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness and any accessions thereto or proceeds thereof);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by Intermediate Holdings or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Intermediate Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Intermediate Holdings or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Intermediate Holdings or any Subsidiary in the ordinary course of business;

(o) Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit or trade-related bank guarantees permitted under Section 6.01(f), (k) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of Intermediate Holdings and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by Intermediate Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of Intermediate Holdings or any Subsidiary; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien on a Pro Forma Basis, the Senior Secured Leverage Ratio on the last day of Intermediate Holdings’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to

3.75 to 1.00, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iv) if such Liens are on the Notes Priority Collateral, such Liens on the Notes Priority Collateral (A) shall constitute ABL Priority Liens or Second-Priority Liens or (B) are subordinated to the Liens granted under the Loan Documents pursuant to an intercreditor agreement reasonably satisfactory to the Collateral Agent providing that such new liens will be subordinated to the Liens granted under the Loan Documents on customary terms;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements, PPSA financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Intermediate Holdings or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Intermediate Holdings or such Subsidiary, as applicable, in respect of such letter of credit or bank guarantee to the extent permitted under Section 6.01 (other than Section 6.01(k));

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of Intermediate Holdings, any Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Collateral Agent a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;

(dd) Liens on not more than $20.0 million of deposits securing Swap Agreements;

(ee) other Liens with respect to property or assets of Intermediate Holdings or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $15.0 million;

(ff) Liens securing First Lien Notes and Liens securing other Indebtedness permitted by Section 6.01(cc) and Liens securing Permitted Refinancing Indebtedness in respect thereof, provided that (i) in the case of any Future First Lien Notes, (A) the holders of such Future First Lien Notes (or a representative thereof on behalf of such holders) shall have delivered an Additional Secured Party Consent (as defined in the U.S. Collateral Agreement) and a joinder to the First Lien Intercreditor Agreement and (B) the Borrowers shall have complied with the other requirements of Section 5.20 of the U.S. Collateral Agreement with respect to such Future First Lien Notes, and (ii) in the case of any Indebtedness secured (or intended to be secured) by a Lien ranking junior to the Lien on the Collateral securing the Obligations, the Liens securing such Indebtedness shall be a Second-Priority Lien or shall be subordinated to the Liens securing the Obligations on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Collateral Agent;

(gg) (i) ABL Priority Liens securing Indebtedness permitted under Section 6.01(l)(i) and (ii) Second-Priority Liens on the Collateral;

(hh) Liens (other than first-priority liens on ABL Priority Collateral) in respect of any Letter of Credit Facility permitted under Section 6.01(bb); and

(ii) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including after-acquired property that would have been subject to such original Lien) that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ii) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ii), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) property owned by Intermediate Holdings, any Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any property owned by Intermediate Holdings, any Borrower or any Subsidiary Loan Party, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $225.0 million and 5.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the 2006 Transactions;

(b) (i) Investments by Intermediate Holdings or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from Intermediate Holdings or any Subsidiary to Intermediate Holdings or any Subsidiary; and (iii) Guarantees by any Loan Party of Indebtedness otherwise permitted hereunder of Intermediate Holdings or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) the net amount outstanding in respect of intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) the aggregate outstanding amount of Guarantees of Indebtedness after the Closing Date by Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) (other than Guarantees by Loan Parties of the obligations under Guaranteed Swap Agreements of Subsidiaries that are not Subsidiary Loan Parties), shall not exceed an aggregate amount equal to (x) the greater of (1) $202.5 million and (2) 4.50% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Intermediate Holdings elects to apply to this Section 6.04(b)(y); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings or any of the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Intermediate Holdings or any Subsidiary (i) in the ordinary course of business not to exceed $25.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to Intermediate Holdings or such Subsidiary in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements;

(h) Investments existing on, or contractually committed as of, the Amendment Effective Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) (calculated without regard to write-downs or write-offs) is not increased at any time above the amount of such Investments existing or committed on the Amendment Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Amendment Effective Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (ee);

(j) other Investments by Intermediate Holdings or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $225.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j), other than amounts included in the Cumulative Credit) plus (ii) the portion, if any, of the

Cumulative Credit on the date of such election that Intermediate Holdings elects to apply to this Section 6.04(j)(ii); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary at the date of the making of such Investment and such person becomes a Subsidiary after such date, such Investment shall thereafter, at the election of Intermediate Holdings, be deemed to have been made pursuant to clause (b) above to the extent then permitted under such clause (b) and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Intermediate Holdings or any Subsidiary as a result of a foreclosure by Intermediate Holdings or such Subsidiary, as applicable, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary that is acquired after the Closing Date or of an entity merged into or consolidated with Intermediate Holdings or a Subsidiary after the Closing Date, in each case, (i) to the extent the acquisition of such Subsidiary or such merger or consolidation, as applicable, is permitted under this Section 6.04 and, in the case of any merger or consolidation, permitted under Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by any Loan Party of obligations of one or more officers or other employees of Intermediate Holdings, Holdings, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by Intermediate Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Intermediate Holdings or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);

(r) Investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by Intermediate Holdings, any Borrower or the applicable Subsidiary Loan Party of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $20.0 million and (ii) in respect of each such contribution, a Responsible Officer of Intermediate Holdings shall certify, in a form to be agreed upon by Intermediate Holdings and the Administrative Agent (as directed by the Designated Lender) (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments in Subsidiaries that are not Loan Parties not to exceed the greater of $90.0 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus an amount equal to any return of capital actually received in respect of Investments theretofore made pursuant to this paragraph (u) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made)), in the aggregate, as valued at the fair market value of such Investment at the time such Investment is made;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Subsidiary;

(x) Investments by Intermediate Holdings or any of the Subsidiaries, including loans to any direct or indirect parent of Intermediate Holdings or such Subsidiary, if Intermediate Holdings, such Subsidiary or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) Investments arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit; and

(cc) Investments in joint ventures not in excess of 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04, in the aggregate; provided that if any Investment pursuant to this clause (cc) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter, at the election of Intermediate Holdings, be deemed to have been made pursuant to clause (b) above to the extent then permitted under such clause (b) and shall cease to have been made pursuant to this clause (cc) for so long as such person continues to be a Subsidiary of the Borrower.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of Intermediate Holdings, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05. Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by Intermediate Holdings or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Intermediate Holdings or any Subsidiary, (iii) the sale of surplus, damaged, obsolete or worn out equipment or other property in the ordinary course of business by Intermediate Holdings or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary into Intermediate Holdings or any Borrower in a transaction in which Intermediate Holdings or such Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if Intermediate Holdings or any Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of such Subsidiary and is not materially disadvantageous to the Lenders or (v) any Subsidiary of a Borrower may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary of a Borrower, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to Intermediate Holdings or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance on clause (g) below, shall not exceed, in any fiscal year of Intermediate Holdings, the greater of $360.0 million and 8.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease or other disposition for which financial statements have been delivered pursuant to Section 5.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the account party thereon and not as part of an accounts receivable financing transaction;

(g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g), plus the aggregate gross proceeds of any or all assets sold, transferred or leased to Subsidiaries that are not Loan Parties in reliance on clause (c) above, shall not exceed, in any fiscal year of Intermediate Holdings, the greater of $360.0 million and 8.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (ii) no Default or Event of Default exists or would result therefrom, and (iii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10.0 million, immediately after giving effect thereto, Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance;

(h) Permitted Business Acquisitions (including any merger or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger or consolidation (i) involving any Borrower, such Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Subsidiary that is not a Loan Party, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of any of the Subsidiaries determined by the management of such Subsidiary to be no longer useful or necessary in the operation of the business of such Subsidiary or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;

(l) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(m) the sale of the GaN Business;

(n) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder (in which case the remaining 10% of the consideration received by the transferor may be received in cash), (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of Intermediate Holdings with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Intermediate Holdings or the applicable Borrower; provided, that (A) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (n) shall not exceed, in any fiscal year of Intermediate Holdings, 8.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (B) no Default or Event of Default exists or would result therefrom, and (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, Intermediate Holdings and its Subsidiaries shall be in Pro Forma Compliance;

(o) the 2006 Transactions;

(p) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings or factoring programs;

(q) sales of VAT Receivables pursuant to factoring programs; provided, that the aggregate VAT Receivables Net Investments of the Japanese Subsidiaries shall not at any time exceed an amount equal to the excess of (1) $80 million over (2) the aggregate Receivables Net Investment in respect of all Subsidiaries at such time; and

(r) [Reserved].

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions (x) to Loan Parties or (y) permitted by Section 6.05(f), (j), (l) or (o)) unless such disposition is for fair market value (as determined by the Borrowers in good faith), (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of $15.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $10.0 million and, in the aggregate with all other such transactions and series of transactions, involving assets with a fair market value of not more than the greater of $450.0 million and 10% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer or disposition for which financial statements have been delivered pursuant to Section 5.04, in the aggregate for all such transactions during the term of this Agreement; provided further, that for purposes of clause (iii), (a) the amount of any liabilities (as shown on such Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of such Borrower or Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or are otherwise cancelled, (b) any notes or other obligations or other securities or assets received by such Borrower or such Subsidiary from such transferee that are converted by such Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by such Borrower or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction permitted by this Section 6.05 to any person other than Intermediate Holdings or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Collateral Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by any Loan Party in order to evidence the foregoing.

SECTION 6.06. Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing, a “Restricted Payment”); provided, however, that:

(a) any Subsidiary may make Restricted Payments to each direct owner of Equity Interests of such Subsidiary; provided that, in the case of a Subsidiary that is a non-Wholly-Owned Subsidiary, (i) such dividends, repurchases or other distributions are made to all owners of such Subsidiary’s Equity Interests on a pro rata basis (or more favorable basis from the perspective of Intermediate Holdings and its Subsidiaries) based on their relative ownership interests and (ii) any repurchase of its Equity Interests from a person that is not Intermediate Holdings or a Subsidiary is permitted under Section 6.04;

(b) prior to a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), Intermediate Holdings or any Subsidiary may make Restricted Payments to its direct parent entity in respect of (x) (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its direct or indirect (or any Parent Entity’s indirect) ownership of Intermediate Holdings or any Subsidiary, (iv) payments permitted by Section 6.07(b) and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to Intermediate Holdings and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in Intermediate Holdings or a Parent Entity) and (y) Intermediate Holdings may make Restricted Payments to any Parent Entity that files a consolidated U.S. federal tax return for any year that includes Intermediate Holdings and the Subsidiaries as part of the consolidated tax group, in each case in an amount not to exceed the amount that Intermediate Holdings and the Subsidiaries would have been required to pay in respect of federal, state, provincial or local taxes (as the case may be) in respect of such year if Intermediate Holdings and the Subsidiaries paid such taxes directly as a stand-alone group or, if less, the portion of the tax liabilities of such Parent Entity allocable to Intermediate Holdings and the Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests of Intermediate Holdings or another Parent Entity);

(c) prior to a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), Intermediate Holdings or any Subsidiary may make Restricted Payments to Holdings or any other Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings (or any other Parent

Entity), Intermediate Holdings, any Subsidiary or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $20.0 million (plus the amount of net proceeds contributed as equity to Intermediate Holdings or any Subsidiary that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, Intermediate Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) proceeds of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to Intermediate Holdings or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Intermediate Holdings may make Restricted Payments to (i) prior to a Qualified IPO of Intermediate Holdings and irrespective of any Qualified IPO of a Parent Entity, its direct Parent Entity and (ii) after a Qualified IPO of Intermediate Holdings, the equity holders of Intermediate Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that Intermediate Holdings elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of Intermediate Holdings calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Senior Secured Leveraged Ratio on a Pro Forma Basis shall not be greater than 4.25 to 1.00;

(f) the Borrowers may make Restricted Payments in connection with the consummation of the 2006 Transactions;

(g) prior to a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), Intermediate Holdings or any Subsidiary may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, Intermediate Holdings may make Restricted Payments to its equity holders in an amount equal to 6.0% per annum of the Net Proceeds received by Intermediate Holdings from any public offering of Equity Interests of Intermediate Holdings or any direct or indirect parent of Intermediate Holdings;

(i) Intermediate Holdings or any Subsidiary may make distributions to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such distribution shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed as equity to Intermediate Holdings or a Subsidiary or (2) the merger (to the extent permitted in Section 6.05) of the person formed or acquired into Intermediate Holdings or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; and

(j) Intermediate Holdings may make Restricted Payments to its equity holders in an amount necessary to (i) fund payments to the Fund and the Fund Affiliates of the type and in the amounts otherwise permitted pursuant to Sections 6.07(b)(ix) and (xiv); provided that no such payment shall be made by Intermediate Holdings or any Subsidiary directly and (ii) prior to the consummation of a Qualified IPO of Intermediate Holdings (and irrespective of any Qualified IPO of a Parent Entity), pay dividends in respect of the UBS Preferred Stock (at the rate and on the terms in effect on the Closing Date) due within 60 days of such Restricted Payment.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Intermediate Holdings or any Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement and (ii) upon terms no less favorable to Intermediate Holdings or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Intermediate Holdings or of any Subsidiary,

(ii) loans or advances to employees or consultants of Intermediate Holdings (or any direct or indirect parent of Intermediate Holdings), or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among Intermediate Holdings and any Subsidiary or any entity that becomes a Loan Party as a result of such transaction (including via merger or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity (prior to the consummation of a Qualified IPO of Intermediate Holdings and irrespective of any Qualified IPO of any Parent Entity), Intermediate Holdings and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Intermediate Holdings and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in Intermediate Holdings or another Parent Entity and assets incidental to the ownership of the Intermediate Holdings and the Subsidiaries)),

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to or expressly contemplated by the 2006 Transaction Documents and permitted agreements in existence on the Amendment Effective Date and set forth on Schedule 6.07 or any amendment thereto or substantially similar transactions or arrangements to the extent such amendment or substantially similar transactions or arrangements or is not adverse to the Lenders in any material respect and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment thereto or similar transactions, agreements or arrangements entered into by Intermediate Holdings or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment agreements entered into by Intermediate Holdings or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii) any purchase of the equity capital of Intermediate Holdings,

(ix) payments by Intermediate Holdings or any of the Subsidiaries to the Fund or any Fund Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Intermediate Holdings or such Subsidiary, or a majority of disinterested members of the Board of Directors of Intermediate Holdings or such Subsidiary, in good faith,

(x) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction by Intermediate Holdings or any of the Subsidiaries in respect of which Intermediate Holdings or such Subsidiary delivers to the Administrative

Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Intermediate Holdings or such Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Intermediate Holdings or such Subsidiary qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to Intermediate Holdings or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) subject to paragraph (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions as set forth on Schedule 6.07 and including fees payable to the Fund and Fund Affiliates,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliates (A) in an aggregate amount (by Intermediate Holdings and all Subsidiaries) in any fiscal year not to exceed the sum of (1) the greater of $6.0 million and 1.50% of EBITDA for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 2.00% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) a transaction fee of not more than $20.0 million to be paid to the Fund or a Fund Affiliate in connection with the 2006 Transactions on the Closing Date, plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A) (1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates (the “Fund Termination Fee”); provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale or transfer of Equity Interests of Intermediate Holdings or any Subsidiary to Holdings (or another Parent Entity) in connection with capital contributions by Holdings or such Parent Entity to Intermediate Holdings or any Subsidiary,

(xvi) without duplication of any amounts otherwise paid with respect to taxes, payments by Holdings (and any Parent Entity), Intermediate Holdings and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), Intermediate Holdings and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xvii) the Restructuring Transactions (as defined in the 2006 Credit Agreement) and the issuance of Equity Interests to the management of the Borrowers, Intermediate Holdings or any Parent Entity following the Closing Date in connection with the 2006 Transactions,

(xviii) transactions among Loan Parties and not involving any other Affiliate,

(xix) transactions pursuant to the ABL Credit Agreement and any Permitted Receivables Financing,

(xx) payments or loans (or cancellations of loans) to employees or consultants that are (A) approved by a majority of the Disinterested Directors of the Board of Directors of Intermediate Holdings or a Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement, or

(xxi) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b), 6.04(l), 6.04(u), 6.05(b) (except for Section 6.05(b)(v)) or 6.06.

SECTION 6.08. Business of Intermediate Holdings and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Intermediate Holdings or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any indebtedness that is subordinated to the Loans or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings permitted by Section 6.01(l) or (r), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within one year thereof), (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to any Subsidiary by Intermediate Holdings from the issuance, sale or exchange by Intermediate Holdings (or any direct or indirect parent of Intermediate Holdings) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Intermediate Holdings or any of its direct or indirect parents; and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution Intermediate Holdings and its Subsidiaries would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $50.0 million and (y) the portion, if any, of the Cumulative Credit on the date of such election that Intermediate Holdings elects to apply to this Section 6.09(b)(i), such election to be specified in a written notice of a Responsible Officer of Intermediate Holdings calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing, the Notes or the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof) or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders (it being understood that any amendment or modification of (x) the last sentence of the definitions of “Germany Quartz Borrowing Base” or “Germany Silicone Borrowing Base” in the ABL Credit Agreement that has the effect of increasing the percentages specified therein and (y) the provisions relating to the German Sublimit or the Canadian Sublimit in Section 2.01(a) of the ABL Credit Agreement shall be deemed to be materially adverse to Lenders for purposes of this Section 6.09(b)(ii)) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Intermediate Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by any Loan Party or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Amendment Effective Date under Indebtedness existing on the Amendment Effective Date and set forth on Schedule 6.01, the Notes, the First Lien Notes, the ABL Credit Agreement, the other Indebtedness permitted under Section 6.01(cc) or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k) or 6.01(r) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained the Notes and/or the ABL Credit Agreement;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as Intermediate Holdings and such Subsidiary have determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Intermediate Holdings or any of its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Subsidiary, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. [Reserved].

SECTION 6.11. Senior Secured Leverage Ratio. At any time at which any Revolving Facility Loans are outstanding, permit the Senior Secured Leverage Ratio, calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.04 (commencing with the last day of the first full fiscal quarter ending after the one (1) year anniversary of the Amendment Effective Date), to be greater than 5.25 to 1.00 (which calculation shall be made on a Pro Forma Basis to take into account any events described in the definition of “Pro Forma Basis” occurring during the period of four fiscal quarters ending on the last day of such fiscal quarter).

SECTION 6.12. [Reserved].

SECTION 6.13. No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same in, or the subordination provisions contained in, (a) the Senior Subordinated Notes Indenture, (b) any other indenture governing Indebtedness permitted to be incurred hereunder that is senior subordinated Indebtedness or (c) the Senior Subordinated Notes, in each case other than the Obligations under this Agreement and the other Loan Documents, the obligations in respect of the ABL Credit Agreement and the obligations in respect of the Notes (other than the Senior Subordinated Notes) and other senior debt permitted to be incurred under Section 6.01 and any Permitted Refinancing thereof.

SECTION 6.14. Fiscal Year; Accounting. In the case of Intermediate Holdings or any Subsidiary, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

SECTION 6.15. Qualified CFC Holding Companies. Permit any Qualified CFC Holding Company to (a) create, incur or assume any Indebtedness or other liability, or create, incur, assume or suffer to exist any Lien on, or sell, transfer or otherwise dispose of, other than in a transaction permitted under Section 6.05, any of the Equity Interests of a Foreign Subsidiary held by such Qualified CFC Holding Company, or any other assets, or (b) engage in any business or activity or acquire or hold any assets other than the Equity Interests of one or more Foreign Subsidiaries of the Borrower and/or one or more other Qualified CFC Holding Companies and the receipt and distribution of dividends and distributions in respect thereof.

SECTION 6.16. Canadian Pension Plan Compliance.

(a) Permit any Canadian Loan Party to establish or terminate any Canadian Pension Plan or Canadian Benefit Plan or take any other action with respect to any Canadian Pension Plan or Canadian Benefit Plan, which could reasonably be expected to result in a Material Adverse Effect; or

(b) Without the prior written consent of the Administrative Agent (acting at the direction of the Designated Lender), which consent shall not be unreasonably withheld or delayed, permit any Canadian Loan Party to establish a Canadian Pension Plan that contains a “defined benefit provision”, as that term is defined in section 147.1(1) of the Canadian Income Tax Act (a “Defined Benefit Plan”).

ARTICLE VIA

Holdings Negative Covenants

SECTION 6.01A. Holdings Negative Covenants. Holdings covenants and agrees with each Lender that, until the earlier of a Qualified IPO of Intermediate Holdings and the date on which the Commitments have been terminated or have expired and the Obligations (including principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document) have been paid in full (other than contingent amounts not yet due), unless the Designated Lender shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e) or (k)) on any of the Equity Interests issued by Intermediate Holdings other than the Liens securing the First Lien Obligations and ABL Obligations, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge with any other person, (c) Holdings (or any entity into which it is merged) shall at all times own directly or indirectly 100% of the Equity Interests of Intermediate Holdings and each Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in Intermediate Holdings or any Borrower and (d) Holdings shall not transfer any Equity Interests in Intermediate Holdings other than to a person that agrees to assume the obligations of Holdings under the Loan Documents on terms reasonably satisfactory to the Administrative Agent (as directed by the Designated Lender), in which case the Administrative Agent (as directed by the Designated Lender) shall take or cause to take all necessary actions to release Holdings from its obligations under the Loan Documents.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default . In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, Intermediate Holdings or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Intermediate Holdings or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI or VIA;

(e) default shall be made in the due observance or performance by Holdings, Intermediate Holdings or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to Intermediate Holdings and the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Intermediate Holdings or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any of the Subsidiaries, or of a substantial part of the property or assets of the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, Intermediate Holdings or any of the Subsidiaries or (iii) the winding-up or liquidation of the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any of the Subsidiaries or for a substantial part of the property or assets of Intermediate Holdings or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary to pay one or more final judgments aggregating in excess of $35.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan or (iii) Intermediate Holdings or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the direct Parent Entity of Intermediate Holdings, Intermediate Holdings or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements, PPSA financing change statements or similar filings in other jurisdictions or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the direct Parent Entity of Intermediate Holdings, Intermediate Holdings, the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, Intermediate Holdings or any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m) (i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and the Holdings PIK Note or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, Intermediate Holdings, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Designated Lender, shall, by notice to Intermediate Holdings and the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to any Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other

Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 7.03. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Intermediate Holdings and its Subsidiaries fail to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of any of Intermediate Holdings and its Subsidiaries (collectively, the “Cure Right”), and upon the receipt by such person of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing pro forma adjustment, Intermediate Holdings and its Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, Intermediate Holdings and its Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. (a) Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents, including the Collateral Agent as the agent for such Lender and the other Secured Parties under the Security Documents and the intercreditor agreements, and each such Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in their respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf, in any form, notarial or otherwise. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. To the extent required by any applicable law, any Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents; provided, that the Administrative Agent shall be entitled to consult the Designated Lender at any time in its sole discretion. Furthermore, notwithstanding anything to the contrary in this Agreement or the Loan Documents (including, for the avoidance of doubt, the First Lien Intercreditor Agreement), the Collateral Agent shall be directed at all times by the Administrative Agent, and if the Collateral Agent and the Administrative Agent are the same entity, the Designated Lender, under this Agreement or other Loan Documents, and for the avoidance of doubt, the Designated Lender shall be entitled to direct the Collateral Agent at all times under this Agreement or other Loan Documents.

(b) In furtherance of the foregoing, each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or in accordance with Section 9.18, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j). Upon request by the Administrative Agent or Collateral Agent at any time, the Designated Lender or the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (as directed by the Designated Lender) (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent (as directed by the Designated Lender) shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.02. Delegation of Duties. Any Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact (to which it shall be entitled to grant power of attorney for these purposes) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from any Borrower or any other Loan Party be required by any Subagent so appointed by any Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 8.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by the Borrower or a Lender. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the applicable Agent.

SECTION 8.04. Reliance by Administrative Agent. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Intermediate Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Designated Lender (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Designated Lender (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Intermediate Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Designated Lender (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. Each Lender agrees to indemnify the Administrative Agent and the Collateral Agent in its capacity as such (to the extent not reimbursed by Intermediate Holdings or the Borrowers and without limiting the obligation of Intermediate Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure and unused Commitments hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09. Successor Agent. Each Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon, in the case of the Administrative Agent, 10 days’ notice, and in the case of the Collateral Agent, 20 days’ notice to the Lenders and the Borrowers. In addition, the Designated Lender, by notice to the Agents and the Borrowers, may remove effective as of the date specified in such notice (which such date shall be at least, in the case of the Administrative Agent, 10 days, and in the case of the Collateral Agent, 20 days following such notice) (i) the Administrative Agent at any time in its sole discretion or (ii) the Collateral Agent at any time while an Event of Default shall have occurred and be continuing and during any workout, restructuring or other enforcement of the rights and remedies of the Lenders under the Loan Documents with respect to the Collateral is ongoing. If an Agent shall resign under this Agreement and the other Loan Documents or is removed by the Designated Lender pursuant to the preceding sentence, then the Designated Lender shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 10 days in the case of the Administrative Agent and 20 days in the case of the Collateral Agent following a retiring Agent’s notice of resignation or removal, the retiring Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the applicable Agent until such time, if any, as the Designated Lender shall appoint a successor agent as provided for above. After any retiring Agent’s resignation or removal as

Agent or the removal of any Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

SECTION 8.10. Agents and Arrangers. Neither the Syndication Agent nor any of the Joint Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.11. [Reserved].

SECTION 8.12. Certain German Matters. (a) The limitation as set forth in Section 2.07(b) of the Guarantee Agreement shall be applicable to the obligations and rights under this Agreement or any other Loan Document of any Foreign Loan Party incorporated in Germany as a GmbH or GmbH & Co. mutatis mutandis.

(b) In relation to the German Collateral Document the following additional provisions shall apply:

(a) The Collateral Agent shall (A) hold and administer any Collateral granted pursuant to a German Collateral Document which is security assigned or otherwise transferred (Sicherungseigentum/Sicherungsabtretung) under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties and (B) administer any Collateral granted pursuant to a German Collateral Document which is pledged (Verpfändung) or otherwise transferred to the Collateral Agent creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b) Each of the Secured Parties hereby authorizes the Collateral Agent (whether or not by or through employees or agents) (A) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Document together with such powers and discretions as are reasonably incidental thereto (B) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Document; and (C) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Document and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security.

(c) Each of the Secured Parties hereby releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorization granted under this Agreement and to perform its duties and obligations as Collateral Agent hereunder and under the German Collateral Document.

(d) Each of the Secured Parties hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of the Secured Parties as future pledgee or otherwise).

SECTION 8.13. Certain English Matters. (a) In this Agreement and any Security Document governed by English law, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Collateral Agent (or any other person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to any Security Document governed by English law or the security thereby created. Any obligations of the Collateral Agent (or any other person acting in such capacity) in this Agreement and any Security Document governed by English law shall be obligations of the Collateral Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to any Security Document governed by English law or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, the Collateral Agent (or any other person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Collateral Agent contained in the provisions of the whole of this Section 8.13; (ii) all the powers of an absolute owner of the security constituted by any Security Document governed by English law and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any Security Document governed by English law and/or any of the Loan Documents.

(b) Each Secured Party hereby appoints the Collateral Agent to act as its trustee under and in relation to any Security Document governed by English law and to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any Security Document governed by English law and each Secured Party hereby irrevocably authorizes the Collateral Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the Collateral Agent as security trustee of the Secured Parties by the terms of any Security Document governed by English law together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c) Any reference in this Agreement to Liens stated to be in favor of the Collateral Agent shall be construed so as to include a reference to Liens granted in favor of the Collateral Agent in its capacity as security trustee of the Secured Parties.

(d) The Secured Parties agree that at any time that the person acting as security trustee of the Secured Parties in respect of any Security Document governed by English law shall be a person other than the Collateral Agent, such other person shall have the rights, remedies, benefits and powers granted to the Collateral Agent in its capacity as security trustee of the Secured Parties under this Agreement and (as the case may be) any Security Document governed by English law.

(e) Nothing shall require the Collateral Agent in the capacity as security trustee of the Secured Parties under this Agreement and any Security Document governed by English law to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States of America or England and Wales which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.

SECTION 8.14. [Reserved].

SECTION 8.15. Security Documents and Collateral Agent Under Security Documents and Guarantees. Subject to Section 8.01(a), the Lenders agree that (a) the Collateral Agent may, without any further consent of any Lender, enter into or amend the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement any Second Lien Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (b) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Intermediate Holdings as to whether any such other Liens are permitted and (c) the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement referred to in the foregoing clause (a), entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders hereby authorize the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02 to be senior to the Liens of the Collateral Agent on such property or (ii) that is or becomes Excluded Property; and the Collateral Agent shall do so upon request of Intermediate Holdings; provided, that prior to any such request, Intermediate Holdings shall have in each case delivered to the Collateral Agent a certificate of a Responsible Officer of Intermediate Holdings certifying that such Lien is permitted under this Agreement or that such property is Excluded Property, as applicable.

SECTION 8.16. Parallel Debt. (a) Subject to the limitations set forth in Section 2.07 of the Guarantee Agreement, each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by such Loan Party (taking into account the limitations set forth in Section 2.07 of the Guarantee Agreement) to any Secured Party under this Agreement and any other Loan Document pursuant to any Obligations as and when those amounts are due under any Loan Document.

(b) The Collateral Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Party. Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under this Section 8.16 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party under this Agreement or any other Loan Document (“Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under paragraph (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii) the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or discharged;

(iii) the amount of the Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Debt; and

(iv) for the avoidance of doubt, the Parallel Debt of a Loan Party will become due and payable at the same time when its Corresponding Debt becomes due and payable.

(c) For the purpose of this Section 8.16, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Lien granted under any German Collateral Document with respect to the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each of the Loan Party acknowledges that:

(i) nothing in this Agreement shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document except in its capacity as a Lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(e) The Parties to this Agreement acknowledge and confirm that the provisions contained in this Agreement shall not be interpreted so as to increase the maximum total amount of the Obligations.

(f) The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, novation or otherwise.

(g) All monies received or recovered by the Collateral Agent pursuant to this Agreement and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with the applicable Security Document.

SECTION 8.17. Certain Canadian Matters. For greater certainty, and without limiting the powers of the Collateral Agent or any other person acting as an agent, attorney-in-fact or mandatory for the Collateral Agent under this Agreement or under any of the other Loan Documents, and for the purposes of holding any security granted by a Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by a Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as the person holding the power of attorney (i.e., “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Collateral Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of the Attorney and the Custodian.

SECTION 8.18. First Lien Intercreditor Agreement and Collateral Matters. The Lenders hereby agree to the terms of the First Lien Intercreditor Agreement and acknowledge that JPMorgan Chase Bank, N.A. (and any successor “Applicable First Lien Agent” (as defined in the U.S. Collateral Agreement) for the benefit of the First Lien Secured Parties and the “Collateral Agent” (as defined in the First Lien Intercreditor Agreement) under the U.S. Collateral Agreement and the First Lien Intercreditor Agreement, respectively) will be serving as the “Applicable First Lien Agent” (as defined in the U.S. Collateral Agreement) for the benefit of the Secured Parties and the Other First Lien Secured Parties under the U.S. Collateral Agreement and the “Collateral Agent” (as defined in the First Lien Intercreditor Agreement) under the First Lien Intercreditor Agreement. Each Lender hereby consents to JPMorgan Chase Bank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A. or any such successor arising from the role of such “Applicable First Lien Agent” under the U.S. Collateral Agreement or such “Collateral Agent” under the First Lien Intercreditor Agreement so long as such “Applicable First Lien Agent” or “Collateral Agent” is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct and agree that such “Applicable First Lien Agent” or “Collateral Agent” is entitled to the benefits of Article VIII in acting in such capacity. The Borrowers and each Lender hereby agree that the resignation provisions set forth in the First Lien Intercreditor Agreement with respect to the Collateral Agent shall supersede any provision of this Agreement to the contrary.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the applicable Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the applicable Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the applicable Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, Intermediate Holdings, the Borrowers, the Administrative Agent, the Collateral Agent and the Designated Lender and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, Intermediate Holdings, the Borrowers, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, except for the consent of the Administrative Agent, which may be given at its sole discretion) of:

(A) the applicable Borrower; provided, that no consent of any Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B) the Administrative Agent;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than 5.0 million units of the currency of such Loans or Commitments, as applicable, unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided, that no such consent of any Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (2) all applicable tax forms;

(D) the Assignee shall not be a Borrower or any Affiliate or Subsidiary of any Borrower; and

(E) so long as JPMCB is the Administrative Agent, no Assignment shall be consummated if, after giving effect to such Assignment, the Designated Lender shall hold less than 50% of the sum of all Loans outstanding and total Available Unused Commitments (taken together) under this Agreement.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) (i) Any Lender may, without the consent of any Borrower but with the consent of the Administrative Agent (in its sole discretion) (so long as JPMCB is the Administrative Agent), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation with respect to a Domestic Obligation, acting solely for this purpose as an agent of the U.S. Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding anything to the contrary, so long as JPMCB is the Administrative Agent, no Lender may sell participations if after giving effect to such participation, the Designated Lender shall hold (excluding any amounts sold to Participants) less than 50% of the sum of all Loans outstanding and total Available Unused Commitments (taken together) under this Agreement.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(f) and (g) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (d) above.

(f) [Reserved]

(g) If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent (as directed by the Designated Lender) and subject to at least three Business Days’ advance notice to the Lenders under such Facility instead of prepaying the Loans or reducing or terminating the Commitments, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to this Agreement. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached to the 2006 Credit Agreement as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution without the prior written consent of the applicable Borrower.

SECTION 9.05. Expenses; Indemnity. (a) Each Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Designated Lender in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent, the Collateral Agent or the Designated Lender in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Simpson, Thacher & Bartlett LLP, counsel for the Agents, and Bingham McCutchen LLP and Blake, Cassels & Graydon LLP, counsel for the Designed Lender, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction for the Agents and the Designated Lender as a group (and one additional Canadian counsel for the Designated Lender); and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Designated Lender (including any special and local counsel).

(b) Each Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or Intermediate Holdings, any Borrower or any other Loan Party or any Subsidiary; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Collateral Agent, the Syndication Agent, any Joint Lead Arranger or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, Intermediate Holdings, any Borrower or any of the Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by Holdings, Intermediate Holdings, any Borrower or any of the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, Intermediate Holdings, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Revolving Credit Facility or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

(d) To the fullest extent permitted by applicable law, Holdings, Intermediate Holdings and the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation or removal of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings (prior to a Qualified IPO of Holdings), Intermediate Holdings (prior to a Qualified IPO of Intermediate Holdings) or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO of Holdings), Intermediate Holdings (prior to a Qualified IPO of Intermediate Holdings) or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO SUCH LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, Intermediate Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, Intermediate Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO of Holdings), Intermediate Holdings (prior to a Qualified IPO of Intermediate Holdings), the Borrowers and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 6.11, the Majority Lenders under the Revolving Credit Facility rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan without the prior written consent of each Lender directly affected thereby; provided, no amendment to the financial covenant definitions in this Agreement shall constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend the provisions of Section 4.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders”, “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all the Collateral or release any of Holdings (prior to a Qualified IPO), Intermediate Holdings, any Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility or Tranche differently from those of Lenders participating in another Facility or Tranche, as the case may be, without the consent of the Majority Lenders participating in the adversely affected Facility or Tranche, as the case may be (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed); or

(viii) add any Borrower under any Facility or Tranche without the prior written consent of each Lender under such Facility or such Tranche, as the case may be;

provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Facility or Tranche (but not the Lenders holding Loans or Commitments of any other Facility or Tranche) may be effected by an agreement or agreements in writing entered into by Holdings, Intermediate Holdings, the Borrowers and the requisite percentage in interest of the Lenders of the affected Facility or Tranche, as the case may be (and without the consent of the Required Lenders), that would be required to consent thereto if such Facility or Tranche were the only Facility or Tranche, as the case may be, hereunder at the time; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of the Co-Syndication Agents or any Co-Joint Lead Arranger or Lender, the Loan Parties, the Collateral Agent and the Administrative Agent (as directed by the Designated Lender) may (or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, Intermediate Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent (as directed by the Designated Lender) to the extent necessary to integrate any Extended Revolving Facility Commitments.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender , shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in Section 2.13 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Amendment Effective Date to the date of termination of the Revolving Facility Commitments and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Administrative Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information (the “Information”) relating to Holdings, Intermediate Holdings, any Borrower and any Subsidiary furnished to it by or on behalf of Holdings, Intermediate Holdings, any Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, Intermediate Holdings, any Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING INTERMEDIATE HOLDINGS, THE BORROWERS AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, INTERMEDIATE HOLDINGS, THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.17. Platform; Borrower Materials. Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, Intermediate Holdings, the Borrowers or their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may not be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Borrower Materials “PRIVATE,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, Intermediate Holdings, the Borrowers or their respective securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings, Intermediate Holdings or any Borrower and at such Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, each of the Administrative Agent and the Collateral Agent agrees (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent) to take such actions as are reasonably requested by Holdings, Intermediate Holdings or any Borrower and at such Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations under the Loan Documents (other than contingent indemnification Obligations) are paid in full and all Commitments are terminated. In addition, immediately prior to the consummation of a Qualified IPO, the Guarantee incurred by (i) Holdings and (ii) in the case of a Qualified IPO of Intermediate Holdings, Intermediate Holdings of the Obligations and any related security and/or pledge arrangements shall automatically terminate. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

SECTION 9.21. General Electric Capital Corporation. General Electric Company and certain other affiliates of GECC are, collectively, the Seller and received the purchase price paid in the Acquisition. Certain of these affiliates continue to have interests in Holdings following the consummation of the 2006 Transactions, either in the form of debt claims or equity interests. In addition, following the consummation of the 2006 Transactions, certain of these GECC affiliates may also have ongoing material business and contractual relationships with the entities comprising the Acquired Business, including, but not limited to, the provision of goods and/or services to the entities comprising the Acquired Business. Each party hereto acknowledges that these competing interests of GECC’s affiliates might pose a conflict of interest and consents to GECC acting as a Co-Syndication Agent under the 2006 Credit Agreement and as a Lender notwithstanding the competing interests of GECC’s affiliates.

SECTION 9.22. Power of Attorney. Each Lender hereby (i) authorizes each Agent as its agent and attorney to execute and deliver, on behalf of and in the name of such Lender, all and any Loan Documents (including Security Documents and related documentation), (ii) authorizes each Agent to appoint any further agents or attorneys to execute and deliver, or otherwise to act, on behalf of and in the name of such Agent for any such purpose and (iii) authorizes each Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to such Agent. The Lenders hereby relieve each Agent from the self-dealing restrictions imposed by Section 181 of the German Civil Code and each Agent may also relieve agents, delegates and attorneys appointed pursuant to the powers granted under this Section 9.22 from the restrictions imposed by Section 181 of the German Civil Code.

SECTION 9.23. Canadian Anti-Money Laundering Legislation.

(a) Holdings acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding Holdings, Intermediate Holdings, the Borrowers, their respective Related Parties, any Parent Entity, the Transactions and any other transactions contemplated hereby. Holdings shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(i) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

SECTION 9.24. Acknowledgments. Each of Holdings, Intermediate Holdings and the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether any Lender has advised or is advising any Loan Party on other matters, and the relationship between the Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other person, (g) no Lender has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) simultaneously with the automatic conversions pursuant to clause (ii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the Loans, such that in lieu of the interest of each Lender in each Loan as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan), such Lender shall hold an interest in every one of the Loans (including the Obligations of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (ii) simultaneously with the deemed exchange of interests pursuant to clause (i) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the applicable Spot Rates calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. It is understood and agreed that the CAM Exchange, in itself, will not affect the aggregate amount of the Obligations (as defined in the Collateral Agreement) owing by each of (1) the Domestic Loan Parties and (2) the Foreign Loan Parties, on the CAM Exchange Date. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan. Each Loan Party agrees from time to time to execute and deliver to the Administrative

Agent all such promissory notes and other instruments and documents as the Administrative Agent (as directed by the Designated Lender) shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02. [Reserved].

SECTION 10.03. 2011 Credit Agreement; Effectiveness of Amendment and Restatement. On and after the Amendment Effective Date, all obligations of the Loan Parties under the 2011 Credit Agreement shall become obligations of the Loan Parties hereunder, secured by the Security Documents, and the provisions of the 2011 Credit Agreement shall be superseded by the provisions hereof. Each of the parties hereto confirm that the amendment and restatement of the 2011 Credit Agreement pursuant to this Agreement shall not constitute a novation of the 2011 Credit Agreement.

EXHIBIT B

FORM OF INTEREST ELECTION REQUEST

Date:                     ,

Reference is made to the Second Amended and Restated Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Momentive Performance Materials Holdings Inc., a Delaware corporation (“Holdings”), Momentive Performance Materials Inc., a Delaware corporation (“Intermediate Holdings”), Momentive Performance Materials USA Inc., a Delaware corporation (the “U.S. Borrower”), Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), a company organized under the laws of Germany (the “German Borrower”), Momentive Performance Materials Nova Scotia ULC, a company organized under the laws of the Province of Nova Scotia, Canada (the “Canadian Borrower”; the Canadian Borrower, the German Borrower and the U.S. Borrower each a “Borrower” and collectively the “Borrowers”), the Lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement.

Pursuant to Section 2.07 of the Credit Agreement, the undersigned Borrower (the “Requesting Borrower”) desires to convert or to continue the following Borrowings, each such conversion and/or continuation to be effective as of                     , 201[    ]:1

1.	For Borrowings by the U.S. Borrower:

$[ , , ]	Eurocurrency Borrowings [borrowed on [ ]] to be continued with an Interest Period of month(s).

$[ , , ]	Eurocurrency Borrowings [borrowed on [ ]] to be converted to ABR Borrowings.

$[ , , ]	ABR Borrowings to be converted to Eurocurrency Borrowings with an Interest Period of month(s).

2.	For Borrowings by the Canadian Borrower:

[CDN$][ , , ]	CDOR Rate Borrowings [borrowed on [ ]] to be continued with an Interest Period of month(s).

[1]	Shall be a Business Day, per Section 2.07(c)(ii).

[CDN$][ , , ]	CDOR Rate Borrowings [borrowed on [ ]] to be converted to Canadian Prime Rate Borrowings.

[CDN$][ , , ]	Canadian Prime Rate Borrowings to be converted to CDOR Rate Borrowings with an Interest Period of month(s).

[$][€][CAD$][£][SFr.][ , , ]	Eurocurrency Borrowings [borrowed on [ ]] to be continued with an Interest Period of month(s).

3.	For Borrowings by the German Borrower:

[$][€][£][SFr.][ , , ]	Eurocurrency Borrowings [borrowed on [ ]] to be continued with an Interest Period of month(s).

The Requesting Borrower hereby certifies that in connection with each requested conversion to or continuation of a [Eurocurrency][CDOR Rate] Borrowing requested as of the date hereof, no Event of Default has occurred and is then continuing.

Very truly yours,
[REQUESTING BORROWER]
[ ]
By:
Name:
Title: